                                                                     Exhibit #1



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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            QUAKER STATE CORPORATION

                             QSBC ACQUISITION CORP.

                                BLUE CORAL, INC.

                         AND THE BLUE CORAL STOCKHOLDERS

                               (as defined herein)

                            Dated as of June 7, 1996


================================================================================

                                TABLE OF CONTENTS

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                                                                                                      Page

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ARTICLE I

         DEFINITIONS.....................................................................................1

ARTICLE II

         THE MERGER.....................................................................................15
         2.1  The Merger................................................................................15
         2.2  Certificate of Incorporation..............................................................15
         2.3  By Laws...................................................................................15
         2.4  Directors and Officers....................................................................16
         2.5  Effective Time............................................................................16
         2.6  Further Assurances........................................................................16

ARTICLE III

         CONVERSION OF SHARES...........................................................................17
         3.1  Blue Coral Common Stock...................................................................17
         3.2  Dissenting Shares.........................................................................19
         3.3  Subsidiary Common Stock...................................................................19
         3.4  Exchange of Shares........................................................................20

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES
         OF BLUE CORAL AND THE BLUE CORAL STOCKHOLDERS..................................................22
         4.1  Organization, etc.........................................................................22
         4.2  Authorization and Binding Obligation......................................................23
         4.3  Capitalization............................................................................24
         4.4  Consents and Approvals; No Conflicts......................................................25
         4.5  Governmental Approvals and Authorizations.................................................26
         4.6  Compliance with Laws......................................................................26
         4.7  Real Property.............................................................................27
         4.8  Personal Property.........................................................................29
         4.9  Intellectual Property.....................................................................30
         4.10  Contracts................................................................................31
         4.11  Major Customers..........................................................................32
         4.12  Product Warranties.......................................................................33
         4.13  Personnel Information....................................................................33
         4.14  Employee Benefit Plans...................................................................34
         4.15  Litigation...............................................................................37
         4.16  Transaction with Affiliates..............................................................37
         4.17  Financial Statements.....................................................................38
         4.18  Absence of Undisclosed Liabilities.......................................................38



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
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
         4.19  Absence of Changes or Events.............................................................38
         4.20  Insurance................................................................................40
         4.21  Taxes....................................................................................41
         4.22  Environmental Matters....................................................................42
         4.23  Financing Statements.....................................................................44
         4.24  Car+ Liabilities.........................................................................44
         4.25  [Intentionally Omitted]..................................................................44
         4.26  Finders and Investment Bankers; Expenses.................................................44
         4.27  Investment Intent........................................................................44
         4.28  Bank Accounts............................................................................45
         4.29  Releases.................................................................................45

ARTICLE V

         REPRESENTATIONS AND WARRANTIES
         OF THE PARENT AND THE SUBSIDIARY...............................................................46
         5.1  Organization and Standing.................................................................46
         5.2  Authorization and Binding Obligation......................................................46
         5.3  Consents and Approvals; No Conflicts......................................................47
         5.4  Litigation................................................................................47
         5.5  Finders and Investment Bankers............................................................47
         5.6  Financial Statements and Reports..........................................................48
         5.7  Stock Issuance............................................................................48

ARTICLE VI

         COVENANTS......................................................................................49
         6.1  Information Prior to Closing..............................................................49
         6.2  Conduct of Business.......................................................................49
         6.3  Third-Party Consents......................................................................53
         6.4  Renewal of Contracts......................................................................53
         6.5  Financial Statements......................................................................53
         6.6  Blue Coral Deferred Compensation Plan.....................................................54
         6.7  Supplements to Schedules..................................................................54

ARTICLE VII

         FURTHER AGREEMENTS.............................................................................54
         7.1  Compliance with GCL; Filings..............................................................54
         7.2  Rule 144..................................................................................55
         7.3  Election of Adelman.......................................................................56
         7.4  Additional Agreements.....................................................................56
         7.5  Acquisition Proposals.....................................................................56
         7.6  Public Announcements......................................................................57
         7.7  Consent of the Parent.....................................................................57
         7.8  Transfer Taxes............................................................................57
         7.9  Treatment of Books and Records............................................................58
         7.10  Purchase or Sale of NicSand..............................................................58
         7.11  Sale of the McKay Property...............................................................59



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
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         7.12  Release of Special Shares................................................................59
         7.13  Officers' and Directors' Insurance;
         Indemnification of Officers and Directors......................................................60
         7.14  Surviving Corporation Common Stock.......................................................60

ARTICLE VIII

         CLOSING CONDITIONS.............................................................................60
         8.1  Conditions Precedent to the Obligations of
         All Parties....................................................................................61
         8.2  Additional Conditions to the Obligation of
         Blue Coral.....................................................................................63
         8.3  Conditions Precedent to Obligations of the
         Parent and the Subsidiary......................................................................64

ARTICLE IX

         CLOSING........................................................................................67
         9.1  Time and Place............................................................................67
         9.2  Filings at the Closing....................................................................67
         9.3  Additional Transaction at the Closing.....................................................67

ARTICLE X

         SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
         COVENANTS......................................................................................67

ARTICLE XI

         INDEMNIFICATION................................................................................68
         11.1  Indemnification by Blue Coral Stockholders...............................................68
         11.2  Indemnification by the Parent and the
         Surviving Corporation..........................................................................70
         11.3  Limitation on Indemnity Obligation.......................................................70
         11.4  Claims on Escrow Deposit; Release of Parent
         Capital Stock..................................................................................72
         11.5  The Blue Coral Stockholders' Representative..............................................72
         11.6  Third-Party Claims.......................................................................72

ARTICLE XII

         TERMINATION RIGHTS.............................................................................74
         12.1  Termination..............................................................................74
         12.2  Procedure and Effect of Termination......................................................75

ARTICLE XIII

         TAX MATTERS....................................................................................75
         13.1  Election.................................................................................75



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
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
         13.2  Forms....................................................................................75
         13.3  Allocation...............................................................................77
         13.4  Modification; Revocation.................................................................79
         13.5  Consistent Treatment.....................................................................79
         13.6  Taxes and Expenses Resulting from Elections..............................................79
         13.7  Other Tax Matters........................................................................80

ARTICLE XIV

         OTHER PROVISIONS...............................................................................81
         14.1  Amendment and Modification...............................................................81
         14.2  Waiver of Compliance; Consents...........................................................81
         14.3  Confidentiality..........................................................................82
         14.4  Legend...................................................................................83
         14.5  Benefit and Assignment...................................................................83
         14.6  No Third-Party Beneficiaries.............................................................83
         14.7  Entire Agreement.........................................................................84
         14.8  Headings.................................................................................84
         14.9  Choice of Law............................................................................84
         14.10  Notices.................................................................................84
         14.11  Counterparts............................................................................85



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SCHEDULES

Schedule 1.5                                Adelman Policies
Schedule 1.17                               Separation Agreements
Schedule 1.57                               Knowledge
Schedule 1.79                               Ownership Schedule
Schedule 1.119                              Specified Receivables
Schedule 4.1(a)                             Blue Coral Qualification
Schedule 4.1(b)                             Blue Coral Subsidiaries;
                                            Qualification
Schedule 4.1(c)                             Third Party Interests
Schedule 4.3                                Capitalization
Schedule 4.4                                Consents and Approvals; No
                                            Conflicts
Schedule 4.5                                Governmental Approvals and
                                            Authorization
Schedule 4.7(a)                             Owned Real Property
Schedule 4.7(b)                             Real Property Leases
Schedule 4.7(c)&(d)                         Ordinances, etc.
Schedule 4.7(e)                             Injunctions, etc.
Schedule 4.7(f)                             Real Property Liens
Schedule 4.8                                Personal Property
Schedule 4.9(a)                             Intellectual Property Assets
Schedule 4.9(b)                             Licenses of Intellectual Property
Schedule 4.10                               Contracts
Schedule 4.11(a)&(b)                        Major Customers
Schedule 4.12                               Product Warranties
Schedule 4.13                               Services Agreements
Schedule 4.14                               Plans
Schedule 4.15                               Litigation
Schedule 4.16                               Affiliate Transactions
Schedule 4.17(a)                            Financial Statements
Schedule 4.17(b)                            Employee and Stockholder
                                            Receivables
Schedule 4.19                               Adverse Changes
Schedule 4.20                               Insurance
Schedule 4.21(a)                            Taxes
Schedule 4.21(b)                            S Qualification
Schedule 4.22                               Environmental Matters
Schedule 4.23                               Financing Statements
Schedule 4.27(b)                            Accredited Investors
Schedule 4.28                               Bank Accounts
Schedule 6.3                                Third Party Consents
Schedule 8.3(o)                             Indebtedness to be Repaid







                                       v
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EXHIBITS

Exhibit 8.1(e)                      Form of Escrow Agreement
Exhibit 8.1(f)                      NicSand Letter
Exhibit 8.2(d)                      Form of Opinion of Debevoise & Plimpton
Exhibit 8.2(f)                      Form of Registration Rights Agreement
Exhibit 8.3(u)(i)                   Form of Opinion of Baker & Hostetler
Exhibit 8.3(k)                      Moshontz Release
Exhibit 8.3(m)                      Form of Standstill Agreement

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of June 7, 1996 (the "Agreement"), among QUAKER STATE CORPORATION, a Delaware corporation (the "Parent"), QSBC ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Subsidiary"), BLUE CORAL, INC., a Delaware corporation ("Blue Coral"), SHELDON ADELMAN ("Adelman") and each of the other stockholders of Blue Coral, other than the Selling Stockholders, listed on
SCHEDULE 4.3 hereto (such stockholders (other than the Selling Stockholders), together with Adelman, the "Blue Coral Stockholders").

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

                  Unless otherwise stated, the following terms when used herein have the meanings assigned to them below.

                  1.1 "Accredited Investor" has the meaning set forth in Regulation D under the Securities Act.

                  1.2 "Additional Section 338 Form" has the meaning set forth in
Section 13.2(c) hereof.

                  1.3 "Adelman" has the meaning set forth in the preamble to this Agreement.

                  1.4 "Adelman Family Stockholders" means Adelman and Joel Adelman.

                  1.5 "Adelman Policies" means the insurance poli cies listed on
SCHEDULE 1.5 hereto.

                  1.5A     "Adjustment Event" has the meaning set forth
in Section 3.1(e) hereof.

                  1.6 "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

                  1.7 "Applicable Law" means all applicable pro visions of all
(I) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental

Authority and (II) orders, decisions, rulings, injunctions, judgments, awards and decrees or consents of or agreements with any Governmental Authority.

                  1.8  "Average Trading Price" has the meaning
specified in Section 3.1(e) hereof.

                  1.9 "Base Consideration" means the excess of (I) $100,451,502 OVER (II) the sum of (T) the NicSand Amount PLUS (U) the Estimated 338 Amount PLUS (V) the BCI Acquisition Amount PLUS (W) the Blue Coral Expense Amount PLUS
(X) any Uncollected Amount PLUS (Y) any Excess Transaction Cost Amount PLUS (Z) any Special Obligation Payment Amount.

                  1.10  "BCI" means Blue Coral International
Limited, a United Kingdom corporation.

                  1.11 "BCI Acquisition Amount" means the sum of (I) $693,000 plus (II) the amount of any United Kingdom Transfer Taxes incurred by the Parent in connection with the purchase provided for in Section 9.3 hereof.

                  1.12 "Blue Coral" has the meaning set forth in the preamble to this Agreement.

                  1.13 "Blue Coral Balance Sheet" means the audited combined balance sheet as of December 31, 1995 of Blue Coral and the Persons named therein, certified by Arthur Andersen LLP.

                  1.14  "Blue Coral Credit Agreement" means the
Credit Agreement between Blue Coral and National City Bank dated August 18, 1994, as amended.

                  1.15 "Blue Coral Common Stock" means the common stock, par value $10.00 per share, of Blue Coral.

                  1.16  "Blue Coral Deferred Compensation Plan"
means the Blue Coral, Inc. Cumulative Net Income Deferred
Compensation Plan, as amended.

                  1.17 "Blue Coral Expense Amount" means the sum of (I) all amounts paid, payable or accrued by Blue Coral or any Blue Coral Subsidiary after December 31, 1995 to or in respect of Michael Moshontz in respect of the Moshontz Agreements and in connection with obtaining the Moshontz Release, including, without limitation, the $3,031,500 paid to Moshontz on January 4, 1996 in consideration of 4,005 shares of Blue Coral Common Stock (except, with respect to any such amounts so paid or payable, to the extent such amounts were accrued on the Blue Coral Balance Sheet), (II) all amounts paid, payable or accrued by Blue Coral, any Blue Coral Subsidiary or the Parent in connection with eliminating all of Blue Coral's obligations, whether or not yet accrued, under the Sokol Agreement, including, without limitation, any such amounts paid by the Parent or Blue Coral under the Sokol Employment Agreement, (III) all amounts (including non-cash assets) distributed or accrued as being distributable by Blue Coral to any Blue Coral Stockholder or to any taxing authority on behalf of any Blue Coral Stockholder during the period from January 1, 1996 to and including the Closing Date, other than (without duplication) (X) the Permitted Distributions and (Y) any such distributions that were accrued on the Blue Coral Balance Sheet, (IV) all amounts paid under the Blue Coral Deferred Compensation Plan from January 1, 1996 to and including, and all amounts payable or accrued thereunder on, the Closing Date, (V) all amounts paid, payable or accrued by Blue Coral in satisfaction of its obligations under the agreement referred to in Section 8.3(t) hereof and (VI) all amounts paid, payable or accrued by Blue Coral, any Blue Coral Subsidiary or the Parent in respect of severance, termination or other separation compensation or benefits that are or may become payable in respect of, or are for the benefit of, any individual identified on SCHEDULE
1.17 hereto, including, without limitation, any such amounts paid, payable or accrued by Blue Coral, any Blue Coral Subsidiary or the Parent in satisfaction of any liabilities, obligations or commitments arising in connection with or under any separation, termination or other severance commitment, arrangement or agreement described on SCHEDULE 1.17 hereto.

                  1.18 "Blue Coral Loan Agreement" means the letter agreement dated as of May 25, 1990 between Blue Coral and National City Bank, as amended March 31, 1995.

                  1.19 "Blue Coral Statement" has the meaning set forth in Section 8.3(f) hereof.

                  1.20 "Blue Coral Stockholders" has the meaning set forth in the preamble to this Agreement.

                  1.21 "Blue Coral Stockholders' Representative" has the meaning set forth in Section 11.5 hereof.

                  1.22 "Blue Coral Subsidiary" means any corporation, partnership, limited liability company or other entity of which Blue Coral owns, directly or indirectly, at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership, limited liability company or other entity, including, with out limitation, NicSand and BCI. Car+ S.A. shall not be deemed a Blue Coral Subsidiary for any purpose under this Agreement.

                  1.23  "Board" has the meaning set forth in Section
4.2(b) hereof.

                  1.24 "Business Day," whether or not initially capitalized, means every day of the week excluding Saturdays, Sundays and federal holidays.

                  1.25 "Business Restriction" means any non-competition, non-solicitation or similar agreement, understanding or commitment to which Blue Coral or any Blue Coral Subsidiary is a party or of which it has Knowledge which limits or restricts Blue Coral's or any Blue Coral Subsidiary's ability to engage in any business or to solicit or hire any Person or entity.

                  1.26  "Certificate" has the meaning set forth in
Section 3.4(a) hereof.

                  1.27 "Certificate of Merger" has the meaning set forth in Section 2.5 hereof.

                  1.28  "Closing" means the closing of the Merger.

                  1.29 "Closing Date" means the date on which the Closing occurs.

                  1.30 "Code" means the Internal Revenue Code of 1986, as amended, together with all regulations and rulings issued thereunder by any Governmental Authority.

                  1.31 "Computer Programs" means all computer software, firmware, programs and source disks, program documentation, tapes, manuals, forms, guides and other materials with respect thereto.

                  1.32 "Contracts" means all agreements, licenses, contracts, leases and commitments of the following types

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(and all amendments thereto), written or oral, to which Blue Coral or any of the
Blue Coral Subsidiaries is a party or by which any of them or any of their respective properties is bound as of the date hereof:

          (a) MORTGAGES, ETC. Mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or advances of credit;

          (b) PARTNERSHIP. Partnership or joint venture agreements;

          (c) EMPLOYMENT. Employment agreements, consulting agreements and noncompetition agreements;

          (d) COLLECTIVE BARGAINING; PLANS. Collective bargaining agreements and Plans;

          (e) SALES AGENCY, ETC. Material sales agency, manufacturer's representative or distributorship agreements, supply agreements, marketing agreements, adver tising agreements, licenses and any agreements relating to Intellectual Property Assets;

          (f) CAPITAL EXPENDITURES. Agreements or commitments for capital expenditures in excess of $100,000 individually or $300,000 in the aggregate;

          (g) KEEPWELL AGREEMENTS. Agreements to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any entity or business;

          (h) AGREEMENTS WITH AFFILIATES. Agreements or commitments with any officer or director of Blue Coral or any of the Blue Coral Subsidiaries or any Person who owns more than 5% of the capital stock or other equity interest in Blue Coral or any Blue Coral Subsidiary;

          (i) BUSINESS RESTRICTIONS. Contracts or commitments containing any Business Restrictions;

          (j) PURCHASE OF MATERIALS, ETC. Any agreement, order or commitment for the purchase of materials, supplies, or services, or for the sale of products, or services, in any case, having an unexpired term of more than 12 months or involving aggregate payments in excess of $200,000; and



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



          (k) OTHER AGREEMENTS. All other agreements, contracts and commitments (excluding purchase orders and sales orders created in the ordinary course of business consistent with past practice), written or oral, including all Real Property Leases to which Blue Coral or any of the Blue Coral Subsidiaries is a party or by which any of their respective properties is bound, any one (or series) of which in any way involves payments or receipts of more than $200,000 in the course of the year following the date hereof.

                  1.33  "Dissenting Shares" has the meaning set
forth in Section 3.2 hereof.

                  1.34 "Effective Time" has the meaning set forth in Section 2.5 hereof.

                  1.35  "Employees" has the meaning set forth in
Section 4.14 hereof.

                  1.36 "Environmental Laws" means all Applicable Laws relating to the protection of human health or the environment.

                  1.37 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations and rulings issued thereunder by any Governmental Authority.

                  1.38 "Escrow Agent" means the Escrow Agent under the Escrow Agreement.

                  1.39 "Escrow Agreement" means the agreement, dated the Closing Date, among the Parent, the Blue Coral Stockholders and the Escrow Agent, in the form attached as EXHIBIT 8.1(E) hereto.

                  1.40  "Escrow Amount" has the meaning set forth in
Section 3.1(c) hereof.

                  1.41 "Escrow Deposit" has the meaning set forth in Section 3.1(c) hereof.

                  1.41A "Estimated 338 Amount" has the meaning set forth in Section 13.6 hereof.

                  1.42 "Excess Transaction Cost Amount" means the excess, if any, of (X) the Transaction Costs over (Y) the Transaction Cost Cap.



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



                  1.43 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  1.44 "Exchange Agent" has the meaning set forth in Section 3.4 hereof.

                  1.45 "Financial Statements" means (I) the Blue Coral Balance Sheet, the audited combined balance sheets for Blue Coral and the Persons named therein as of October 31, 1993 and October 31, 1994, together, in each case (including the Blue Coral Balance Sheet), with the related statements of operations and cash flows for the fiscal period then ended, certified, in each case, by Arthur Andersen LLP, and (II) the Unaudited Statements.

                  1.46  "Form 8023" has the meaning set forth in
Section 13.2(a) hereof.

                  1.47 "GAAP" means United States generally accepted accounting principles consistently applied.

                  1.48 "GCL" means the General Corporation Law of the State of Delaware.

                  1.49 "Government Approvals" has the meaning set forth in Section 4.5 hereof.

                  1.50 "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case to the extent the same has jurisdiction over the Person or property in question, including, but not limited to, any government authority, agency, board, commission, court, department or instrumentality of the United States, any State of the United States, the United Kingdom, France or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory groups of which Blue Coral or any Blue Coral Subsidiary is a member or is subject.

                  1.51 "Hazardous Substance" means asbestos-containing material and any and all hazardous or toxic substances, materials or wastes as defined or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state statute or any regulation promulgated under any of such federal or state statutes.



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



                  1.52 "Household Special Obligation" means any obligation of Blue Coral or any Blue Coral Subsidiary to indemnify any Person under the Asset Purchase Agreement by and between Powerworks Company and Blue Coral, dated as of March 15, 1996 (as the same is amended at any time prior to the Effective Time).

                  1.53 "HSRA" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations adopted thereunder.

                  1.54 "Intellectual Property" means United States (federal and state) and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, jingles, know-how, confidential business and technical information, Computer Programs, data and documentation, and all similar intangible property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses or permits to use any of the foregoing.

                  1.55 "Intellectual Property Assets" has the meaning set forth in Section 4.9(a) hereof.

                  1.56 "IRS" means the Internal Revenue Service of the United States.

                  1.57 "Knowledge" means, with respect to any Blue Coral Stockholder, the actual knowledge of such Blue Coral Stockholder, and, with respect to Blue Coral or any Blue Coral Subsidiary, the actual or constructive knowledge of any of the officers set forth on SCHEDULE 1.57 hereof.

                  1.58 "Liens" means all debts, liens, security interests, mortgages, pledges, judgments, trusts, adverse claims, liabilities, encumbrances and other impairments of title of any kind other than Permitted Encumbrances.

                  1.59 "Losses" has the meaning set forth in Section 11.1 hereof.

                  1.60 "Material Adverse Effect" means a material adverse effect on the business, assets, properties, liabilities, revenues, income before provision for income taxes, operations or condition, financial or otherwise, of Blue Coral and the Blue Coral Subsidiaries taken as a whole, or of the Parent and its subsidiaries, taken as a whole, as the case may be; it being understood and agreed that any increase in Blue Coral's borrowings under the Blue Coral Credit Agreement which is consistent with its historical borrowing practices shall not constitute a Material Adverse Effect on the liabilities of Blue Coral and the Blue Coral Subsidiaries, taken as a whole. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

                  1.61  "McKay Amount" means $976,262.

                  1.62 "McKay Proceeds" means the amount of cash proceeds received by the Parent or the Surviving Corporation in connection with its sale of the McKay Property in accordance with Section 7.11(a) hereof, which amount shall be either reduced by the net Tax cost incurred or increased by the net Tax benefit realized as a result of such sale, as reasonably determined by the Parent, taking into account any payments pursuant to Section 7.11(b) hereof.

                  1.63 "McKay Property" means that certain real property, together with all improvements thereon, located at 1920 and 1950 Randolph Street and 5900, 5910 and 5920 Wilmington Street in Los Angeles, California and all appurtenant rights and easements relating thereto.

                  1.64 "Merger" has the meaning set forth in Section 2.1 hereof.

                  1.65 "Merger Consideration" has the meaning set forth in Section 3.1(a) hereof.

                  1.66 "Moshontz Agreements" means (I) the Option Agreement between Michael Moshontz and Blue Coral, dated July 20, 1994, as amended, (II) the promissory note issued to Mr. Moshontz by Blue Coral, dated January 4, 1996 and (III) all other agreements between Blue Coral and Mr. Moshontz or any affiliate of Mr. Moshontz that are referred to in Sections 4(b)(i) through (v), inclusive, of the Moshontz Release.

                  1.67 "Moshontz Release" has the meaning set forth in Section 8.3(k) hereof.

                  1.68  "Multiemployer Plan" has the meaning set forth in
Section 4.14 hereof.

                  1.69  "NicSand" means NicSand, Inc., an Ohio corporation.

                  1.70 "NicSand Agreement" means the Agreement Relating to Transfer of Shares, dated as of May 11, 1987, by and among Blue Coral, Sandusky and NicSand, as the same may be amended from time to time hereafter.

                  1.71  "NicSand Amount" means $3,532,980.

                  1.72 "NicSand Escrow Amount" has the meaning set forth in Section 3.1(b) hereof.

                  1.73 "NicSand Note" means any debt instrument delivered to Blue Coral by Sandusky upon a Sandusky Purchase.

                  1.73A "NicSand Purchase" has the meaning set forth in Section 7.10(b) hereof.

                  1.74 "NicSand Shares" means the common stock, without par value, of NicSand.

                  1.75 "Non-Scheduled Intellectual Property" means all Intellectual Property other than United States (federal and state) and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, Computer Programs and licenses or permits to use any of the foregoing.

                  1.76 "NYSE" has the meaning set forth in Sec-tion 3.1(e) hereof.

                  1.77 "Outstanding Blue Coral Shares" means the shares of Blue Coral Common Stock issued and outstanding immediately prior to the Effective Time.

                  1.78 "Owned Real Property" means all real property and interests in real property owned by Blue Coral or any Blue Coral Subsidiary, together with all easements and other appurtenances for the benefit thereof.

                  1.79 "Ownership Schedule" means the schedule attached hereto as Schedule 1.79, which lists each Blue Coral Stockholder's proportionate ownership of the Outstanding Blue Coral Shares, after giving effect to Adelman's purchase of the Blue Coral Common Stock in the manner referred to in Section 8.3(n) hereof;

                  1.80 "Parent" has the meaning set forth in the preamble to this Agreement.

                  1.81 "Parent Capital Stock" means the capital stock of the Parent, par value $1.00 per share.

                  1.82  "Parent Indemnitees" has the meaning set forth in
Section 11.1 hereof.

                  1.83  "Parent Reports" has the meaning set forth in
Section 5.6 hereof.

                  1.84  "Parent Returns" has the meaning set forth in
Section 13.7 hereof.

                  1.85  "Parent's Board" has the meaning set forth in
Section 5.2(b) hereof.

                  1.86 "Permitted Distributions" means one or more distributions by Blue Coral, which, in the aggregate, equal no more than $3,001,480.

                  1.87 "Permitted Encumbrances" means any Liens (I) arising under the Blue Coral Credit Agreement or the Blue Coral Loan Agreement, (II) for Taxes, assessments, water and sewer charges, license fees, and all other fees, special assessments and charges assessed or imposed by a public body upon the assets of Blue Coral or any Blue Coral Subsidiary or any part thereof or the operation thereof, provided such fees, assessments or Taxes are not yet due and payable, (III) for mechanics', carriers', workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business for sums not yet due and payable or (IV) for minor imperfections of title which do not, individually or in the aggregate, materially impair the value or the continued use and operation of the assets to which they relate.

                  1.88 "Per Share Price" means the quotient of (I) the Base Consideration divided by (II) the number of Outstanding Blue Coral Shares.

                  1.89 "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  1.90 "Plans" has the meaning set forth in Section 4.14 hereof.

                  1.91 "Real Property Lease" means any lease, sublease, license or occupancy agreement, including any amendments thereto, pursuant to which Blue Coral or any Blue Coral Subsidiary is the lessee, sublessee, licensee or occupant of real property used in, held for use in connection with, necessary for the conduct of, or otherwise material to, the business of Blue Coral or any Blue Coral Subsidiary, together with all easements and other appurtenances for the benefit thereof.

                  1.92 "Remaining BCI Shares" means all of the shares of capital stock of BCI not owned by Blue Coral immediately prior to the Closing.

                  1.93  "Sandusky" means James Sandusky.

                  1.94 "Sandusky Notice" has the meaning set forth in Section 7.10(a) hereof.

                  1.95  "SEC" means the Securities and Exchange Commission.

                  1.96 "Sandusky Purchase" means any purchase by Sandusky of the NicSand Shares owned by the Surviving Corporation.

                  1.97  "Section 338 Forms" has the meaning set
forth in Section 13.2(a) hereof.

                  1.98 "Section 338(h)(10) Election" means an election pursuant to section 338(h)(10) of the Code, and any comparable or corresponding election with respect to any state or local Taxes, as applicable to Blue Coral.

                  1.99  "Section 338 Taxes" has the meaning set
forth in Section 13.6 hereof.

                  1.100 "Securities Act" means the Securities Act of 1933, as amended.

                  1.101 "Selling Stockholders" means (I) the GST-Exempt Trust f/b/o Joel Adelman dated February 17, 1992 (Robert G. Markey and Michael G. Turk, co-trustees), (II) the Sheldon G. Adelman Trust f/b/o Joel Adelman dated February 17, 1992 (Robert G. Markey and Michael G. Turk, co-trustees), (III) the Trust f/b/o Joel Adelman under the Sheldon G. Adelman Irrevocable Trust Agreement dated December 27, 1995 (Robert G. Markey, trustee) and (IV) the Trust f/b/o Joel Adelman under the Terry G. Adelman Irrevocable Trust Agreement dated December 27, 1995 (Robert G. Markey, trustee).

                  1.102  "Sokol Agreement" means the Executive
Phantom Stock Agreement between Brian Sokol and Blue Coral, dated
November 1, 1994.

                  1.103  "Sokol Employment Agreement" has the
meaning set forth in Section 8.3(1) hereof.

                  1.104 "Special Obligation" means any obligation of Blue Coral or any Blue Coral Subsidiary to indemnify any Person under (I) the Acquisition Agreement by and between Blue Coral, MEDO Industries, Inc. and Baker & Hostetler, dated as of August 24, 1995, (II) the Asset Purchase Agreement by and between Blue Coral and Namico, Inc., dated as of June 26, 1995, (III) the Asset Purchase Agreement by and between Blue Coral and 133-31-002 Corp., dated January 13, 1995, (IV) the Asset Purchase Agreement by and between Blue Coral and Airosol Company, Inc., dated as of January 13, 1995, (V) the Agreement and Sale of Assets between Blue Coral and Waterbury Companies, Inc. dated October 29, 1991, as amended on November 11, 1991, (VI) the Agreement between Blue Coral and Castrol Limited, dated August 6, 1987 and (VII) the Indemnification Agreement by and among Blue Coral Chemical Company, Peterson Group, Inc. and Ronald N. Peterson, dated December 30, 1992.

                  1.105 "Special Obligation Payment Amount" means the aggregate amount, if any, of all payments made, payable or accrued by Blue Coral in respect of the Special Obligations and the Household Special Obligations during the period from January 1, 1996 to and including the Closing Date.

                  1.106 "Special Shares" has the meaning set forth in Section 3.1(d) hereof.

                  1.107 "Stockholder Returns" has the meaning set forth in Section 13.7 hereof.

                  1.108 "Subsidiary" has the meaning set forth in the preamble to this Agreement.

                  1.109 "Subsidiary Common Stock" has the meaning set forth in Section 3.3 hereof.

                  1.110 "Surviving Corporation" has the meaning set forth in Section 2.1 hereof.

                  1.111 "Surviving Corporation Common Stock" has the meaning set forth in Section 3.3 hereof.

                  1.112 "Tax" means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, unincorporated business, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

                  1.113 "Tax Dispute Resolution Mechanism" has the meaning set forth in Section 13.3(b) hereof.

                  1.114 "Third Party Interests" means, as of any date of determination, all of the then outstanding beneficial or record interests in the capital stock and other equity interests of the Blue Coral Subsidiaries which are not so owned by Blue Coral or any Blue Coral Subsidiary.

                  1.115  "Transaction Cost Cap" means $1,600,000.

                  1.116 "Transaction Costs" means the costs and expenses incurred by Blue Coral, the Blue Coral Subsidiaries and the Blue Coral Stockholders (but only to the extent paid or payable by Blue Coral or any Blue Coral Subsidiary) in connection with the transactions contemplated by this Agreement, including, but not limited to, legal and accounting fees and fees payable by Blue Coral to McDonald & Company Securities, Inc.

                  1.117 "Transfer Taxes" means all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees imposed by any Governmental Authority.

                  1.118 "Unaudited Statements" means the unaudited consolidated balance sheet for Blue Coral and the Blue Coral Subsidiaries as of March 31, 1996 and the related statements of operations and cash flows for the three-month period then ended.

                  1.119 "Uncollected Amount" means the aggregate amount of all of the receivables listed on SCHEDULE 1.119 hereto that are uncollected as of the Closing Date.

                  1.120 "Valley Belt Property" means that certain real property located at 1400 Valley Belt Road, Brooklyn, Ohio, together with all improvements thereon and all appurtenant rights and easements relating thereto.

                  1.121 "Valley Belt Purchase Agreement" means the Purchase Agreement, made as of March 18, 1996, by and between the Valley Belt Limited Partnership and Blue Coral, which agreement has or will be assigned to J&W Adelman, Ltd.

                                   ARTICLE II

                                   THE MERGER
                                   ----------

                  2.1 THE MERGER. In accordance with the provisions of this Agreement and the GCL, at the Effective Time (I) the Subsidiary shall be merged with and into Blue Coral (the "Merger"), and Blue Coral shall be the surviving corporation of the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware; (II) the name, identity, existence, rights, privileges, powers, franchises, properties and assets of Blue Coral shall continue unaffected and unimpaired; and (III) the separate existence of the Subsidiary shall cease, and all of the rights, privileges, powers, franchises, properties and assets of the Subsidiary shall be vested in Blue Coral.

                  2.2 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Subsidiary in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by law.

                  2.3 BY LAWS. The By Laws of the Subsidiary in effect immediately prior to the Effective Time shall be the By Laws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein.

                  2.4 DIRECTORS AND OFFICERS. The directors and officers of the Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accor dance with the Certificate of Incorporation and By Laws of the Surviving Corporation until his or her successor is appointed and qualified or until his or her earlier death, resignation or removal.

                  2.5 EFFECTIVE TIME. The Merger shall become effective simultaneously with the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Sections 251 and 103 of the GCL (the "Certificate of Merger"). The Certificate of Merger shall be filed simultaneously with the Closing. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time".

                  2.6 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (A) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Blue Coral acquired or to be acquired as a result of the Merger, or (B) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to solicit in the name of Blue Coral any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of Blue Coral, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Blue Coral, all such other acts and things necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Blue Coral acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE III

                              CONVERSION OF SHARES
                              --------------------

                  3.1 BLUE CORAL COMMON STOCK. (a) All Outstanding Blue Coral Shares held by any Blue Coral Stockholder as of immediately prior to the Effective Time (except for (I) any shares of Blue Coral Common Stock then owned beneficially or of record by the Parent or the Subsidiary or any other subsidiary of the Parent, (II) shares of Blue Coral held in the treasury of Blue Coral or by any Blue Coral Subsidiary, and (III) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the following (such amounts, in the aggregate, the "Merger Consideration"):

                  (i) subject to Section 3.1(b) hereof, the right to receive cash from the Parent in an amount equal to 50% of the product of (X) the Per Share Price TIMES (Y) the number of Outstanding Blue Coral Shares held by such Blue Coral Stockholder; and

                  (ii) subject to Sections 3.1(c) and 3.1(d) hereof, the right to receive such number of shares of Parent Capital Stock, rounded up or down to the nearest whole share, as have a value (as determined pursuant to Section 3.1(e) hereof) equal to 50% of the product of (X) the Per Share Price TIMES (Y) the number of Outstanding Blue Coral Shares held by such Blue Coral Stockholder.

                  (b) Notwithstanding anything in Section 3.1(a) hereof to the contrary, the Parent shall withhold from the Blue Coral Stockholders, on a proportionate basis in accordance with the Ownership Schedule, an aggregate amount equal to $6,423,600 of the Merger Consideration otherwise payable to the Blue Coral Stockholders under Section 3.1(a)(i) hereof (such amount, the "NicSand Escrow Amount"). At the Effective Time, the Parent shall deliver the NicSand Escrow Amount to the escrow agent referred to in Section 8.1(f) hereof and the NicSand Escrow Amount shall thereafter be released to the Blue Coral Stockholders only as provided in the Indemnification and Escrow Agreement described in Section 8.1(f) hereof.

                  (c) Notwithstanding anything in Section 3.1(a) hereof to the contrary, the Parent shall withhold an amount equal to $15,000,000 (the "Escrow Amount") of the Merger Consideration otherwise payable to the Blue Coral Stock-holders under Section 3.1(a)(ii) hereof by withholding from the shares of Parent Capital Stock otherwise payable to the Blue Coral Stockholders pursuant to
Section 3.1(a)(ii) hereof, on a proportionate basis in accordance with the Ownership Schedule, such number of shares of Parent Capital Stock as have a value, as determined in the same manner as set forth in Section 3.1(e) hereof, equal to the Escrow Amount (such withheld shares of Parent Capital Stock, the "Escrow Deposit"). At the Effective Time, the Parent shall deliver the Escrow Deposit to the Escrow Agent and the Escrow Deposit shall thereafter be released to the Blue Coral Stockholders or the Parent, as the case may be, only as provided in Section 11.4(b) hereof and the Escrow Agreement.

                  (d) Notwithstanding anything in Section 3.1(a) hereof to the contrary, the Parent shall withhold from the Blue Coral Stockholders, on a proportionate basis in accordance with the Ownership Schedule, 20,000 shares of Parent Capital Stock, or the equivalent number of shares after giving effect to any Adjustment Event prior to the Closing (the "Special Shares"), otherwise payable to the Blue Coral Stockholders as part of the Merger Consideration under
Section 3.1(a)(ii) hereof. The Special Shares shall thereafter only be released to the Blue Coral Stockholders in accordance with Section 7.12 hereof.

                  (e) For purposes of Sections 3.1(a)(ii), and 3.1(c) hereof, and subject to the next sentence of this Section 3.1(e), each share of Parent Capital Stock shall be valued based on a per share price equal to the average of the closing prices of Parent Capital Stock, as reported on the New York Stock Exchange (the "NYSE"), for the 60 trading days immediately preceding the second business day prior to the Closing Date (the "Measuring Period"); PROVIDED that if such value is less than $13.30 per share, then such value shall be deemed to be $13.30 (such amount, the "Collar Low"); and if such value exceeds $14.70 per share, then such value shall be deemed to be $14.70 (such amount, the "Collar High"; such value, as determined taking into account this proviso, the "Average Trading Price"). Notwithstanding the foregoing, in the event that prior to the Closing Date, the total number of outstanding shares of Parent Capital Stock is changed by reason of a recapitalization, reclassification, stock split or stock dividend (any such event, an "Adjustment Event"), the closing prices of the Parent Capital Stock during the Measuring Period shall be calculated as though such Adjustment Event occurred on the first day of the Measuring Period and the Collar Low and the

Collar High shall be appropriately adjusted to reflect such Adjustment Event.

                  (f) Each Outstanding Blue Coral Share which is then owned beneficially or of record by the Parent or the Subsidiary or any other direct or indirect subsidiary of the Parent shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

                  (g) Each share of Blue Coral Common Stock held in Blue Coral's treasury or by any Blue Coral Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

                  (h) The holders of certificates representing Outstanding Blue Coral Shares shall, as of the Effective Time, cease to have any rights as stockholders of Blue Coral, except such rights, if any, as they may have pursuant to the GCL, and, except as aforesaid, their sole right shall be the right to receive their pro rata share of the Merger Consideration, as determined and paid in the manner set forth in this Agreement.

                  3.2 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Outstanding Blue Coral Shares which are held by stockholders who shall have effectively dissented from the Merger and perfected their appraisal rights in accordance with the provisions of Section 262 of the GCL (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders thereof shall be entitled to payment from the Surviving Corporation of the appraised value of such shares in accordance with the provisions of Section 262 of the GCL; PROVIDED, HOWEVER, that if any such holder shall have failed to perfect such ap-praisal rights or shall have effectively withdrawn or lost such rights, his or her Outstanding Blue Coral Shares shall thereupon be converted into and exchangeable for, at the Effective Time, their pro rata share of the Merger Consideration, as determined and paid in the manner set forth in this Agreement, without any interest thereon.

                  3.3 SUBSIDIARY COMMON STOCK. Each share of common stock, par value $.01 per share, of the Subsidiary (the "Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $10 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the
Effective Time, each outstanding certificate theretofore representing shares of Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to the Parent a stock certificate or certificates representing 1,000 shares of Surviving Corporation Common Stock in exchange for the certificate or certificates which formerly represented shares of Subsidiary Common Stock, which shall be canceled.

                  3.4 EXCHANGE OF SHARES. (a) On the Closing Date, each holder of an outstanding certificate or certificates which prior thereto represented Outstanding Blue Coral Shares (the "Certificates") shall, subject to Section 3.1(b) hereof and upon surrender to the Surviving Corporation or, at the Parent's election, a bank or trust company that the Parent may designate to act as exchange agent for the Merger (either the Surviving Corporation or such bank or trust company, the "Exchange Agent") of such Certificate or Certificates and acceptance thereof by the Exchange Agent, be entitled to the Merger Consideration into which the aggregate number of shares of Blue Coral Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and con-ditions as the Exchange Agent may impose, with the reasonable agreement of the Blue Coral Stockholders' Representative, to effect an orderly exchange thereof in accordance with normal exchange practices. On the Closing Date, the Exchange Agent shall deliver all funds and shares to which each holder of Blue Coral Common Stock is entitled to receive pursuant to this Section 3.4. The Parent shall furnish to the Exchange Agent all funds and shares of the Parent Capital Stock required to make such payments. No interest will be paid or accrued on the Merger Consideration upon the surrender of the Certificates. All payments in respect of shares of Blue Coral Common Stock which are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such shares. With respect to any Certificate alleged to have been lost, stolen or destroyed, the owner or owners of such Certificate shall be entitled to the consideration set forth above upon delivery to the Exchange Agent of an affidavit of such owner or owners setting forth such allegation and a bond sufficient to indemnify the Parent and the Surviving Corporation against any claim that may be made against either or both of them on account of the alleged loss, theft or destruction of any such Certificate or the delivery of the payment set forth above.

                  (b) If consideration is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to delivery of the consideration that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such consideration shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                  (c) Until surrendered in accordance with the provisions of this Section 3.4, from and after the Effective Time, each Certificate (other than (I) Certificates reprssenting shares of Blue Coral Common Stock owned beneficially or of record by the Parent, the Subsidiary or any other subsidiary of the Parent, (II) Certificates representing shares of Blue Coral Common Stock held in Blue Coral's treasury or by any Blue Coral Subsidiary and (III) Dissenting Shares in respect of which appraisal rights are perfected) shall rep-resent for all purposes the right to receive its pro rata portion of the Merger Consideration, as determined and paid in the manner set forth in this Agreement, without any interest thereon.

                  (d) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Blue Coral Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration referred to in Section 3.4(c) hereof.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                  OF BLUE CORAL AND THE BLUE CORAL STOCKHOLDERS
                  ---------------------------------------------

                  Each of Blue Coral and the Blue Coral Stockholders, severally with respect to itself and not jointly, hereby represents and warrants to the Parent and the Subsidiary as follows:

                  4.1 ORGANIZATION, ETC. (a) Blue Coral is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Blue Coral is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Each jurisdiction where Blue Coral is so qualified is listed on
SCHEDULE 4.1(A) hereto. Except as set forth on SCHED ULE 4.1(B) hereto, Blue Coral does not have any subsidiaries and, except as set forth on SCHEDULE 4.1(B) hereto, Blue Coral does not own any capital stock of or equity interests in any corporation, partnership, joint venture or other entity. Blue Coral has heretofore delivered or made available to the Parent accurate and complete copies of the Certificate of Incorporation and By Laws of Blue Coral, as amended and in effect on the date hereof, and Blue Coral's minute books, which minute books accurately reflect in all material respects all actions taken on or prior to the date hereof at the meetings of its stockholders and the Board and all committees thereof, except as set forth on SCHEDULE 4.1(A) hereto. The stock certificate books and ledgers of Blue Coral, which have been made available to the Parent, are true, correct and complete, and accurately reflect, at the date hereof, the ownership of the issued and outstanding capital stock of Blue Coral.

                  (b) Each Blue Coral Subsidiary is listed on SCHEDULE 4.1(B) hereto, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry out its business as now being conducted. Each Blue Coral Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Each jurisdiction where each Blue Coral Subsidiary is so qualified is listed on
SCHEDULE 4.1(B) hereto. Blue Coral has heretofore delivered to the Parent accurate and complete copies of the Certificate of Incorporation and By Laws of each Blue Coral Subsidiary, as amended and in effect on the date hereof. The minute books of each Blue Coral Subsidiary, which have been made available to the Parent, contain a true, complete and correct record in all material respects of all corporate actions taken on or prior to the date hereof at the meetings of such Blue Coral Subsidiary's respective stockholders and board of directors and all committees thereof. The stock certificate books and ledgers of each Blue Coral Subsidiary, which have been made available to the Parent, are true, correct and complete, and accurate ly reflect, at the date hereof, the ownership of the issued and outstanding capital stock of each Blue Coral Subsidiary.

                  (c) Except for the Third Party Interests, all of which are set forth on SCHEDULE 4.1(C) hereto, Blue Coral owns of record and beneficially 100% of the issued and outstanding capital stock and all other equity interests in each Blue Coral Subsidiary, free and clear of any Liens, except for any Liens arising under the Blue Coral Credit Agreement or the Blue Coral Loan Agreement. To the extent the Parent supplies funds to Blue Coral in the manner referred to in Section 8.3(o) hereof, all such Liens will be removed as of the Closing Date. As of the closing and the transfer of the Remaining BCI Shares to Quaker State in accordance with Section 9.3 hereof, Blue Coral and the Parent will collectively own of record and beneficially 100% of the issued and outstanding capital stock and all equity interests in each Blue Coral Subsidiary, other than any NicSand Shares owned by Sandusky, free and clear of any Liens.

                  4.2 AUTHORIZATION AND BINDING OBLIGATION. (a) Each of Blue Coral and such Blue Coral Stockholder has all necessary power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Blue Coral has all necessary corporate power and authority to prepare, file and distribute the Information Statement. Blue Coral and such Blue Coral Stockholder's execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on the part of Blue Coral and such Blue

Coral Stockholder and this Agreement has been duly executed and delivered by Blue Coral and such Blue Coral Stockholder. With respect to each Blue Coral Stockholder that is a trust, the trustee of such trust has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby on behalf of such trust. Except for the actions referred to in Section 4.2(b) hereof, which actions are in full force and effect, and the giving of notice in accordance with Section 228(d) of the GCL, no other corporate action or proceedings on the part of Blue Coral are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Blue Coral and such Blue Coral Stockholder, enforceable against Blue Coral and such Blue Coral Stockholder in accordance with its terms.

                  (b) The Blue Coral Board of Directors (the "Board") has authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and has voted to recommend adoption of this Agreement and authorization of the Merger by the stock holders of Blue Coral and has not withdrawn such authorization. Adelman and Blue Coral each represents that Adelman, as the beneficial and record owner of in excess of 50% of the issued and outstanding Blue Coral Common Stock, has executed and not withdrawn an action by written consent in lieu of meeting of stockholders approving and adopting the Merger, this Agreement and the transactions contemplated hereby. A true and complete copy of such approvals by the Board and Adelman have been delivered to the Parent.

                  4.3 CAPITALIZATION. (a) The authorized Blue Coral Common Stock and other authorized capital stock of Blue Coral and each of the Blue Coral Subsidiaries is as set forth on SCHEDULE 4.3 hereto. All issued and outstanding shares of Blue Coral Common Stock and other equity interests of Blue Coral and each of the Blue Coral Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. SCHEDULE 4.3 hereto sets forth the name of each Person who owns beneficially or of record any shares of Blue Coral Common Stock, each Person who owns beneficially or of record any shares of capital stock and other equity interests of any Blue Coral Subsidiary and, in the case of Blue Coral and each Blue Coral Subsidiary, the number of shares owned by each such Person.

                  (b) Except as set forth on SCHEDULE 4.3 hereto, there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating Blue Coral or any of the Blue Coral Subsidiaries to issue, trans fer, deliver or sell, or cause to be issued, transferred, delivered or sold, any additional shares of Blue Coral Common Stock or other equity interest of Blue Coral or any of the Blue Coral Subsidiaries, or any securities or obligations convertible into or exchangeable for any such Blue Coral Common Stock or other equity interests, or obligating Blue Coral or any of the Blue Coral Subsidiaries to grant, extend or enter into any such agreement or commitment and no authorization therefor has been given or made. Except for the arrangements described in SCHEDULE 4.3 hereto, which arrangements will be terminated prior to the Closing Date without further liability to Blue Coral or any Blue Coral Subsidiary, there are no contractual arrangements that obligate Blue Coral or any Blue Coral Subsidiary to (I) repurchase, redeem or otherwise acquire any of its capital stock or its other equity interests or (II) pay any Person any consideration that is calculated with reference to the consideration to be paid to the Blue Coral Stockholders under this Agreement. SCHEDULE 4.3 lists each agreement which gives any Person any right to acquire or dispose of any NicSand Shares or which restricts the transferability of NicSand Shares.

                  4.4 CONSENTS AND APPROVALS; NO CONFLICTS. Except for applicable requirements of the HSRA and as set forth on SCHEDULE 4.4 hereto and, in the case of Blue Coral, the approvals referred to in Section 4.2(b) hereof, the giving of notice in accordance with Section 228(d) of the GCL and the filing and recordation of the Certificate of Merger as required by the GCL (I) there is no legal impediment to Blue Coral's or such Blue Coral Stockholder's consummation of the transactions contemplated by this Agreement, and (II) except as set forth on SCHEDULE 4.4 hereto, no filing with, and no permit, authorization, consent or approval of, any Govern mental Authority or other third party is necessary for the consummation by Blue Coral or such Blue Coral Stockholder of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Blue Coral or such Blue Coral Stockholder, nor the consummation by Blue Coral or such Blue Coral Stockholder of the transactions contemplated hereby, nor compliance by Blue Coral or such Blue Coral Stockholder with, any of the provisions hereof will (I) result in any violation of any provision of the charter or by-laws of Blue Coral or any Blue Coral Subsidiary, (II) violate any Applicable Law to which Blue Coral or







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



any of the Blue Coral Subsidiaries or such Blue Coral Stockholder is a party or by which any of their respective properties is bound or (III) except as set forth on SCHEDULE 4.4 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to a right of any Person to terminate, cancel or accelerate the payment or performance of any liability, obligation or commitment under any contract, agreement, note, bond, mortgage, indenture, license, lease, franchise, permit, Plan or other instrument or obligation to which Blue Coral, any of the Blue Coral Subsidiaries or such Blue Coral Stockholder is a party, or by which any of their respective properties are bound, except, in the case of Blue Coral or any Blue Coral Subsidiary, where such violation, breach or default or right of termination, cancellation or acceleration would not have a Material Adverse Effect.

                  4.5 GOVERNMENTAL APPROVALS AND AUTHORIZATIONS. Except as set forth in SCHEDULE 4.5 hereto, all material approvals, permits, qualifications, authorizations, licenses, franchises, consents, orders, registrations or other approvals (collectively, the "Governmental Approvals") of all Governmental Authorities which are necessary in order to permit Blue Coral and the Blue Coral Subsidiaries to carry on their respective businesses have been obtained and are in full force and effect. Each of the Governmental Approvals is listed on
SCHEDULE 4.5 hereto and Blue Coral has delivered to the Parent true and complete copies of all such material Governmental Approvals, including any and all amendments and other modifications to such items. There has been no violation, cancellation, suspension, revocation or default of any Governmental Approval or any notice of violation, cancellation, suspension, revocation, default or dispute affecting any Governmental Approval, except for any such violation, cancellation, suspension, revocation, default or dispute which would not have a Material Adverse Effect. To the Knowledge of Blue Coral and each Blue Coral Subsidiary, no reasonable basis exists for any action referred to in the immediately preceding sentence, including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement (subject only to the required consents listed in Section 4.4 hereof or SCHEDULE 4.4 hereto).

                  4.6 COMPLIANCE WITH LAWS. Neither Blue Coral nor any Blue Coral Subsidiary is in conflict with or in violation or breach of or default under (A) any Applicable Law or (B) any provision of its organizational documents, and since December 31, 1992, neither Blue Coral nor any Blue Coral

Subsidiary has received any written notice or, to the Knowledge of Blue Coral and each Blue Coral Subsidiary, any other notice alleging any such conflict, violation, breach or default, except for any such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

                  4.7 REAL PROPERTY. (a) SCHEDULE 4.7(A) hereto contains a complete and correct list of all Owned Real Property. Except as set forth in
SCHEDULE 4.7(A) hereto, Blue Coral and the Blue Coral Subsidiaries, as the case may be, have good and marketable fee simple title in the Owned Real Property, including the buildings, structures and other improvements thereon, free and clear of all Liens, except for Permitted Encumbrances and applicable building, zoning and similar laws, ordinances, rules and regulations, none of which, individually or in the aggregate, materially impair the value or the continued use of the Owned Real Property to which they relate. Blue Coral has delivered to the Parent true and correct copies of any title insurance commitments, title insurance policies and surveys in Blue Coral's or any Blue Coral Subsidiary's possession relating to each parcel of Owned Real Property.

                  (b) SCHEDULE 4.7(B) hereto contains a complete and correct list of all Real Property Leases and all amendments thereto. Except for the Owned Real Property and the Real Property Leases, and except as set forth on
SCHEDULE 4.7(B) hereto, no real property is used or occupied by Blue Coral or any Blue Coral Subsidiary.

                  (c) Except as set forth on SCHEDULE 4.7(C) hereto, the improvements upon each parcel of Owned Real Property and the current use and operation of such real property conform in all material respects to all restrictive covenants, conditions, easements, building, subdivision and similar codes and federal, state and local laws, regulations, rules, orders and ordinances (other than Environmental Laws) and neither Blue Coral nor any Blue Coral Subsidiary has received any written, or to the Knowledge of Blue Coral and the Blue Coral Subsidiaries, any other notice of any violation or claimed violation of any such restrictive covenant, condition or easement, or any building, subdivision or similar code, or any federal, state or local law, regulation, rule, order or ordinance. Except as set forth on SCHEDULE 4.7(C) hereto, the Owned Real Property is zoned for the purposes for which it is currently being used by Blue Coral or the Blue Coral Subsidiaries, as the case may be. Except as set forth on SCHEDULE 4.7(C) hereto, the improvements on the Owned Real Property are in good working condition and repair, ordinary wear and tear excepted.

                  (d) Except as set forth on SCHEDULE 4.7(D) hereto, the improvements upon each parcel of real property leased by Blue Coral or any Blue Coral Subsidiary, as the case may be, and the current use and operation of such real property conform in all material respects to all restrictive covenants, conditions, easements, building, subdivision and similar codes and federal, state and local laws, regulations, rules, orders and ordinances (other than Environmental Laws) and neither Blue Coral nor any Blue Coral Subsidiary has received any written notice of any violation or claimed violation of any such restrictive covenant, condition or easement, or any building, subdivision or similar code, or any federal, state or local law, regulation, rule, order or ordinance. Except as set forth on SCHEDULE 4.7(D) hereto, the premises which are the subject of the Real Property Leases are zoned for the purposes for which they are currently being used by Blue Coral or the Blue Coral Subsidiaries, as the case may be. The improvements on the real property premises which are the subject of the Real Property Leases are in good working condition and repair, ordinary wear and tear excepted.

                  (e) Neither Blue Coral nor any Blue Coral Subsidiary has any Knowledge of or has received notice of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any portion of the Owned Real Property or any portion of any premises which are the subject of the Real Property Leases. Except as set forth on SCHEDULE 4.7(E) hereto, there exists no writ, injunction, decree, order or judgment, nor any litigation, pending or to the Knowledge of Blue Coral and each Blue Coral Subsidiary, threatened, relating to the ownership, use, lease, occupancy or operation of the Owned Real Property or any of the premises which are the subject of the Real Property Leases.

                  (f) Each Real Property Lease is legal, valid, binding, enforceable and, to the Knowledge of Blue Coral or any Blue Coral Subsidiary, in full force and effect. None of Blue Coral, any Blue Coral Subsidiary or, to the Knowledge of Blue Coral or any Blue Coral Subsidiary, any other party is in default, violation or breach under any Real Property Lease, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a material default, violation or breach by Blue Coral or any Blue Coral Subsidiary thereunder and, to the Knowledge of Blue Coral or any Blue Coral Subsidiary, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a material default, violation or breach by any party other than Blue Coral or any Blue Coral Subsidiary thereunder. Neither Blue Coral nor any Blue Coral Subsidiary has received any written notice of a default, offset or counterclaim under any Real Property Lease or any other written communication asserting non-compliance with any Real Property Lease. Except as set forth on SCHEDULE 4.7(F) HEREOF, Blue Coral and the Blue Coral Subsidiaries, as the case may be, have the exclusive right to use and occupy the premises leased under each Real Property Lease to which Blue Coral or any Blue Coral Subsidiary, as the case may be, is a party. Blue Coral and the Blue Coral Subsidiaries enjoy peaceful and undisturbed possession of the premises leased by Blue Coral and the Blue Coral Subsidiaries, as the case may be, under each Real Property Lease. Except as set forth on SCHEDULE 4.7(F) hereto, the Owned Real Property and the Real Property Leases are free and clear of all Liens, except for Permitted Encumbrances and lessors' interests in the Real Property Leases. Blue Coral has delivered to the Parent complete and correct copies of all written Real Property Leases and true and correct memoranda of the terms of all oral Real Property Leases, together, in the case of any subleases or similar occupancy agreements, with copies of all overleases.

                  4.8 PERSONAL PROPERTY. Blue Coral and each of the Blue Coral Subsidiaries has good and valid title to all tangible personal property which it owns, including, without limitation, all tangible personal property reflected on the Blue Coral Balance Sheet as being owned by Blue Coral or such Blue Coral Subsidiary, as the case may be, except for tangible personal property disposed of in the ordinary course of business, consistent with past practice, since December 31, 1995, in each case free and clear of all Liens, except for Permitted Encumbrances or as set forth on SCHEDULE 4.8 hereto. Except as set forth in SCHEDULE 4.8 hereto, the tangible personal property of Blue Coral and the Blue Coral Subsidiaries is all of the tangible personal property used to conduct the business of Blue Coral and the Blue Coral Subsidiaries as presently conducted. Blue Coral and the Blue Coral Subsidiaries have maintained all such material tangible personal property in good repair, working order and operating condition, subject only to ordinary wear and tear, except where the failure to so be in good repair would not have a Material Adverse Effect.

                  4.9 INTELLECTUAL PROPERTY. (a) SCHEDULE 4.9(A) hereto contains a complete and correct list and description of all Intellectual Property (other than any Non-Scheduled Intellectual Property) which is used or held for use in the business of Blue Coral and the Blue Coral Subsidiaries as presently conducted (the "Intellectual Property Assets", it being understood that the term Intellectual Property Assets shall include all Non-Scheduled Intellectual Property). Each Intellectual Property Asset is either owned or validly licensed by Blue Coral or one of the Blue Coral Subsidiaries, and SCHEDULE 4.9(A) hereto identifies which Intellectual Property Assets (other than any Non-Scheduled Intellectual Property) are so owned, which are so licensed and which such Blue Coral entity is the owner or licensee of each such Intellectual Property Asset. Except as set forth on SCHEDULE 4.9(A) hereto, there is no pending or, to the Knowledge of Blue Coral and each Blue Coral Subsidiary, threatened proceeding or litigation affecting, or with respect to, any Intellectual Property Asset. Blue Coral and each Blue Coral Subsidiary is in material compliance with the terms of any license of any Intellectual Property Asset and neither Blue Coral nor any Blue Coral Subsidiary has received any written notice of, and to the Knowledge of Blue Coral and the Blue Coral Subsidiaries, there is not, any infringement or unlawful use of any Intellectual Property Assets. Except as disclosed on
SCHEDULE 4.9(A) hereto, to the Knowledge of Blue Coral and each Blue Coral Subsidiary, the conduct of the business of Blue Coral and the Blue Coral Subsidiaries as presently conducted does not materially infringe the rights of any third party in respect of any Intellectual Property. Except as disclosed in
SCHEDULE 4.9(A) hereto, each Intellectual Property Asset owned by Blue Coral or any Blue Coral Subsidiary is owned free and clear of all Liens. Neither Blue Coral nor any Blue Coral Subsidiary has sold or otherwise disposed of any of the Intellectual Property Assets to any Person (other than pursuant to a license or sublicense listed on SCHEDULE 4.9(B) hereto) and, except as disclosed on SCHED-ULE 4.9(A) hereto, neither Blue Coral nor any Blue Coral Subsidiary has agreed to indemnify any Person for any patent, trademark or copyright infringement.
The Intellectual Property Assets listed in SCHEDULE 4.9(A) hereto include all Intellectual Property (other than Non-Scheduled Intellectual Property) used in, held for use in or necessary to the business of Blue Coral and the Blue Coral Subsidiaries as presently conducted. SCHEDULE 4.9(A) hereto indicates which of the Intellectual Property Assets have been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States

Copyright Office or other filing offices, domestic or foreign.

                  (b) SCHEDULE 4.9(B) hereto contains a complete and correct list of all agreements pursuant to which Blue Coral or any Blue Coral Subsidiary licenses or sublicenses, as the case may be, any Intellectual Property Asset for use by any Person other than Blue Coral or any Blue Coral Subsidiary. Except as disclosed on SCHEDULE 4.9(B) hereto, either Blue Coral or one of the Blue Coral Subsidiaries owns each Intellectual Property Asset so licensed or sublicensed. No such license or sublicense conflicts with or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination or cancellation) under any material contract or agreement pursuant to which Blue Coral or any Blue Coral Subsidiary licenses any Intellectual Property Asset from any Person.

                  4.10 CONTRACTS. (a) SCHEDULE 4.10 hereto lists all Contracts as of the date of this Agreement, except the Real Property Leases which are listed in SCHEDULE 4.7(B) hereto, employment agreements and other Contracts which are listed on SCHEDULE 4.13 hereto and the policies relating to insurance which are listed on SCHEDULE 4.20 hereto.

                  (b) Blue Coral has delivered to the Parent true and complete copies of all written Contracts and true and complete memoranda describing, in summary fashion, the material terms of all oral Contracts listed in SCHEDULE
4.10 hereto, together with a complete and correct copy or description, as the case may be, of all amendments thereto and, with respect to any Contract for the purchase of real property a true and complete copy of all title insurance commitments, surveys, environmental reports and leases relating to the real property to be purchased under such Contract. To the Knowledge of Blue Coral or the Blue Coral Subsidiary that is a party to each Contract, such Contract is valid, in full force and effect binding and enforceable by Blue Coral or the Blue Coral Subsidiary party thereto, as the case may be, in accordance with its respective terms. Blue Coral and the Blue Coral Subsidiaries have complied in all material respects with the terms of all Contracts, including, without limitation, all such terms requiring the filing of statements (financial or otherwise) and the payment of any amounts, and are not in default under any Contract. Neither Blue Coral nor any Blue Coral Subsidiary has granted or been granted any waiver or forbearance with respect to any of the Contracts. To the Knowledge of Blue

Coral or the Blue Coral Subsidiary that is a party thereto, as the case may be, no other contracting party is in material default under any of the Contracts. The Contracts which are listed in SCHEDULES 4.7(B), 4.10, 4.13 AND 4.20 hereto, together with those contracts, agreements, commitments or similar understandings not required to be listed on such schedules because of any applicable dollar or temporal thresholds contained in the definition of the term "Contracts," include all contracts, agreements, commitments and similar understandings used in conducting the business of Blue Coral and the Blue Coral Subsidiaries as presently conducted.

                  (c) SCHEDULE 4.10 hereto identifies any Business Restriction contained in any Contract.

                  (d) Except as disclosed on SCHEDULE 4.10 hereto, no claim has been or hereafter will be made pursuant to (I) any Household Special Obligation or (II) any Special Obligation.

                  (e) Neither Blue Coral nor any Blue Coral Subsidiary has any obligation of any kind (I) to Michael Moshontz except pursuant to the Moshontz Agreements or (II) to Brian Sokol except pursuant to the Sokol Agreement, other than salary and ordinary course employee benefit and related obligations to Mr. Sokol arising in the ordinary course of his employment by Blue Coral.

                  4.11 MAJOR CUSTOMERS. (a) SCHEDULE 4.11(A) hereto sets forth for the twelve-month period ended March 31, 1996, (I) the names and addresses of the 10 largest customers of Blue Coral and the Blue Coral Subsidiaries, taken as a whole (based on the aggregate value of products ordered from Blue Coral and the Blue Coral Subsidiaries by such customers during such period), and (II) the amount for which each such customer was invoiced during such period. None of Blue Coral, any of the Blue Coral Subsidiaries or such Blue Coral Stockholder has received any written or, to the Knowledge of any such Person, any other notice that any such customer of Blue Coral or any of the Blue Coral Subsidiaries (X) has ceased, or will cease, to purchase the products of Blue Coral or any of the Blue Coral Subsidiaries, as the case may be, (Y) has materially reduced, or will materially reduce, purchases of the products of Blue Coral or any of the Blue Coral Subsidiaries, as the case may be, or (Z) has sought, or is seeking, to materially reduce the price it will pay for the products of Blue Coral or any of the Blue Coral Subsidiaries, as the case may be.

                  (b) Except as set forth on SCHEDULE 4.11(B) hereto, none of Blue Coral, any of the Blue Coral Subsidiaries or such Blue Coral Stockholder has received any written or, to the Knowledge of any such Person, any other notice that any Person with whom Blue Coral or any of the Blue Coral Subsidiaries does business will not continue to do business with the Surviving Corporation or any of the Blue Coral Subsidiaries after the Closing Date on terms and conditions substantially the same as those prevailing during the past 12 months.

                  4.12 PRODUCT WARRANTIES. SCHEDULE 4.12 hereto sets forth (I) all product warranties issued by Blue Coral or any of the Blue Coral Subsidiaries since January 1, 1993, (II) a summary of all amounts paid by Blue Coral or any Blue Coral Subsidiary in respect of warranty claims asserted against Blue Coral or any of the Blue Coral Subsidiaries since January 1, 1993, and (III) a summary of any asserted or unasserted claims of such nature of which Blue Coral or any Blue Coral Subsidiary has Knowledge.

                  4.13 PERSONNEL INFORMATION. (a) SCHEDULE 4.13 hereto contains a true and complete list of (I) all individuals employed as of March 31, 1996 by Blue Coral or any Blue Coral Subsidiary and all directors, sales representa-tives, independent contractors and other personnel providing services as of March 31, 1996 to Blue Coral or any Blue Coral Subsidiary in connection with the operation of the business thereof as of March 31, 1996, and, (II) all employ-ment, consulting and other service or compensatory plans, contracts and arrangements, other than any such plan, contract or arrangement (X) which may be terminated upon no more than thirty days' notice without any liability or obligation of Blue Coral or any Blue Coral Subsidiary or (Y) which provides for annual payments not exceeding $50,000 in the aggregate (the "Services Agreements"). Except pursuant to the terms of a Services Agreement listed on
SCHEDULE 4.13 hereto, there are no plans, contracts, agreements or other arrangements which provide for the accrual or payment of any compensation or benefit to or in respect of any Person in the form of phantom stock or units convertible into or exchangeable for any equity security, of Blue Coral or any Blue Coral Subsidiary or otherwise measure or base the compensation or benefits paid, payable or accrued by any Person with reference to the equity value or equity securities of Blue Coral or any Blue Coral Subsidiary. Blue Coral has provided or made available to the Parent true and complete copies of all Services Agreements.

                  (b) Except as set forth in SCHEDULE 4.13 hereto, neither Blue Coral nor any Blue Coral Subsidiary is a party to or bound by any collective bargaining or other labor agreement or arrangement, and there are no labor unions or other organizations representing, or to the Knowledge of Blue Coral and each Blue Coral Subsidiary, purporting to represent or attempting to represent any employees employed by Blue Coral or any Blue Coral Subsidiary. Blue Coral has provided to the Parent true and complete copies of each collective bargaining or other labor agreement listed on SCHEDULE 4.13 hereto and any amendments or addenda thereto. Except as set forth on SCHEDULE 4.13 hereto, since January 1, 1993, there has not occurred or, to the Knowledge of Blue Coral and each Blue Coral Subsidiary, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees or former employees of Blue Coral or any Blue Coral Subsidiary. Except as set forth on SCHEDULE 4.13 hereto, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of Blue Coral and each Blue Coral Subsidiary, threatened with respect to any employee of Blue Coral or any Blue Coral Subsidiary. Since January 1, 1993, Blue Coral and each Blue Coral Subsidiary have each complied in all material respects with all Applicable Laws pertaining to the employment or termination of employment of its respective employees, including, without limitation, all such Applicable Laws relating to labor relations, equal employ-ment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities.

                  4.14 EMPLOYEE BENEFIT PLANS. SCHEDULE 4.14 hereto contains a true and complete list of each "employee benefit plan", within the meaning of
Section 3(3) of ERISA, and each other employment, severance, retention, change in control, bonus, incentive or deferred compensation, stock, stock option, phantom stock or other equity-based, performance, retirement, welfare, fringe benefit or other similar plan, program, agreement, understanding, arrangement, policy, trust, fund or other funding arrangement, whether written or unwritten and whether or not subject to the provisions of ERISA, (X) that is or has been maintained or contributed to by Blue Coral or any Blue Coral Subsidiary or to which Blue Coral or any Blue Coral Subsidiary is a party, contributes or is or has been obligated to contribute or by which Blue Coral or any Blue Coral Subsidiary is or has been bound or with respect to which Blue Coral or any Blue Coral Subsidiary may have any liability or obligation and
(Y) that provides or may provide benefits or compensation to or in respect of any employee, former employee or retiree of Blue Coral or any Blue Coral Subsidiary or the beneficiaries or dependents of any such employee, former employee or retiree (collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit (together with the Services Agreements, the "Plans"). No trade or business (whether or not incor-porated) is or has been as of any date within the preceding six years treated as a single employer together with Blue Coral or any Blue Coral Subsidiary pursuant to Section 414 of the Code.

                  With respect to each Plan, Blue Coral has provided to the Parent true and complete copies of: (I) such Plan if written, or a description of such Plan if not written, and (II) to the extent applicable to such Plan, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports (if applicable), the two most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication) since January 1, 1993, any actuarial study of any post-employment life or medical benefits provided under any such Plan, if any, statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all amendments and modifications to any such document. Neither Blue Coral nor any Blue Coral Subsidiary has communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation plan, agreement or arrangement.

                  Except as set forth on SCHEDULE 4.14 hereto, (A) neither Blue Coral nor any Blue Coral Subsidiary has incurred or reasonably expects to incur (either directly or indirectly, including as a result of any indemnification obligation) any liability or obligation under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee pension benefit plans and, to the Knowledge of Blue Coral and each Blue Coral Subsidiary, no event, transaction or condition has occurred or exists which could result in any such liability of Blue Coral, any Blue Coral Subsidiary or, following the Closing, the Parent, the Surviving Corporation or any of their respective Affiliates, (B) each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code, or a timely filed application for such a determination letter either is presently pending with the IRS or still may be filed with the IRS within the time required to be eligible to make retroactive plan changes as contemplated by section 401(b) of the Code, and no fact or condition exists or has occurred which could reasonably be expected to result in the disqualification of any such Plan or adversely affect the tax-exempt status of any such trust, (C) there are no pending or, to the Knowl-edge of Blue Coral and each Blue Coral Subsidiary, threatened claims by or on behalf of any of the Plans, by or on behalf of any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits, all of which have been adequately reserved for on the Financial Statements), (D) to the Knowledge of Blue Coral and each Blue Coral Subsidiary, no condition exists and no event has occurred with respect to any Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") which presents a risk of the incurrence by Blue Coral or any Blue Coral Subsidiary of any complete or partial withdrawal liability under Subtitle E of Title IV of ERISA or any contingent liability under section 4204 of ERISA and
(E) no Multiemployer Plan is in "reorganization" or "insolvent" within the meaning of Section 4241 or 4245 of ERISA, respectively. Each of the Plans has been operated and administered in all material respects in compliance with its terms, all Applicable Laws, including but not limited to ERISA and the Code, and all applicable collective bargaining agreements. No Plan is a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA. All contributions and premiums required to have been made by Blue Coral and each Blue Coral Subsidiary to or in respect of any Plan under the terms of any such Plan or its related trust, insurance contract or other funding arrangement, or pursuant to Applicable Law (including, without limitation, ERISA and the Code) or any collective bargaining agreement have been timely made. No Plan is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, other than a Multiemployer Plan. Except to the extent set forth in SCHEDULE 4.14 hereto, no Employee is or may become entitled to post-employment benefits of any kind by reason of employment with Blue Coral or any Blue Coral Subsidiary, including, without limitation, death or medical benefits (whether or not insured), other than (X) coverage mandated by section 4980B of the Code, (Y) retirement benefits payable under any Plan qualified under section 401(a) of the Code or (Z) deferred compensation fully reflected in the Blue Coral Balance Sheet or accrued and payable solely pursuant to the Blue Coral Deferred Compensation Plan. Except to the extent set forth in SCHEDULE 4.14 hereto, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee.

                  4.15 LITIGATION. Except as set forth in SCHEDULE 4.15 hereto, there is no claim, litigation, proceeding or investigation pending or, to the Knowledge of Blue Coral, each Blue Coral Subsidiary and such Blue Coral Stockholder, threatened, against or affecting the business or any of the assets of Blue Coral or any Blue Coral Subsidiary, or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement. Except as set forth in SCHEDULE 4.15 hereto, there are no citations, fines or penalties heretofore asserted against Blue Coral or any of the Blue Coral Subsidiaries under Applicable Law which remain unpaid. As to the matters set forth on SCHEDULE 4.15 hereto, the insurance coverage of Blue Coral and the Blue Coral Subsidiaries provided by the policies listed on SCHEDULE 4.20 hereto and any other insurance policies that cover such matters (including, without limitation, as to deductibles and self-insured retentions) is of a type customarily maintained by similar companies with respect to similar matters.

                  4.16 TRANSACTION WITH AFFILIATES. Except as set forth in
SCHEDULE 4.16 hereto, no Affiliate of Blue Coral or of a Blue Coral Subsidiary (other than another Blue Coral Subsidiary) (I) owns any assets used, held for use or necessary in the business of Blue Coral or any Blue Coral Subsidiary as presently conducted, (II) possesses, directly or indirectly, any financial interest in or is a partner, director, officer or employee of any partnership, corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee or competitor of Blue Coral or any Blue Coral Subsidiary or (III) is a party to any Contract other than employment contracts set forth in SCHEDULE 4.13 hereto.

                  4.17 FINANCIAL STATEMENTS. (a) SCHEDULE 4.17(A) hereto contains true and complete copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied from period to period, except that the unaudited interim combined financial statements are subject to normal year-end audit adjustments, none of which will be material, and do not contain footnotes. The Financial Statements fairly present in all material respects the financial condition of Blue Coral and the Blue Coral Subsidiaries on a combined basis at the respective dates thereof, and the results of operations and cash flows of Blue Coral and the Blue Coral Subsidiaries for the periods indicated.

                  (b) SCHEDULE 4.17(B) hereto lists all accounts receivable from any Employee or a stockholder of Blue Coral or a Blue Coral Subsidiary that are reflected as assets on the Blue Coral Balance Sheet.

                  (c) The Blue Coral Statement will contain a good faith estimate of the Blue Coral Expenses, the Uncollected Amount, the BCI Acquisition Amount, the Special Obligation Amount and the Transaction Costs as of the Closing Date.

                  4.18 ABSENCE OF UNDISCLOSED LIABILITIES. Except as specifically identified in the schedules hereto and except for (A) liabilities as and to the extent reflected or reserved against on the Blue Coral Balance Sheet, (B) liabilities incurred since March 31, 1996, in the ordinary course of business, consistent with past practice, including, without limitation, liabilities incurred in the ordinary course of business, consistent with past practice under any of the Contracts listed on SCHEDULES 4.7(B), 4.10, 4.13 AND
4.20 hereto, any of the product warranties listed on SCHEDULE 4.12 hereto and any Plans listed on SCHEDULE 4.14 hereto and (C) liabilities incurred by Blue Coral or any Blue Coral Subsidiary since the date of this Agreement pursuant to any Contract entered into or renewed or permitted under Section 6.2 hereof, neither Blue Coral nor any Blue Coral Subsidiary has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

                  4.19 ABSENCE OF CHANGES OR EVENTS. Except as disclosed in
SCHEDULE 4.19 hereto or as expressly permitted by this Agreement, since December 31, 1995, there has not been any material adverse change in the business, assets, properties, liabilities, revenues, income before provision for income taxes, operations or condition, financial or otherwise of Blue Coral and the Blue Coral Subsidiaries taken as a whole; it being understood and agreed that any increase in Blue Coral's borrowings under the Blue Coral Credit Agreement which is consistent with its historical borrowing practices shall not constitute such a material adverse change on the liabilities of Blue Coral and the Blue Coral Subsidiaries, taken as a whole. Without limiting the foregoing, except as set forth on SCHEDULE 4.19 hereto, since December 31, 1995, none of Blue Coral or the Blue Coral Subsidiaries has:

                  (a)  purchased, sold or leased, or agreed to
         purchase, sell or lease, any material asset;

                  (b) granted or committed to grant any bonus, commission or other form of incentive compensation or increased or committed to increase the compensation or fees payable to or in respect of any Employee, director, officer, sales representative, independent contractor, consultant or Affiliate of Blue Coral or any Blue Coral Subsidiary except (I) with respect to any Employee or sales representative, in the ordinary course of business consistent with past practice, (II) as set forth on SCHEDULE 4.13 hereto or (III) to the extent required under the express terms of any employment or collective bargaining agreements as in effect on the date hereof;

                  (c) except as set forth on Schedule 4.13 hereto or as permitted under Section 4.19(b) hereof, entered into, adopted or amended, or committed to enter into, adopt or amend, any employment, consulting, retention, change-in-control, severance, collective bargaining, bonus or other incentive compensation, profit-sharing, health, group insurance or other welfare, stock, stock option, phantom stock, or other equity-based, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any Employee or any current or former director, sales representative, independent contractor, agent, consultant or Affiliate of Blue Coral or any Blue Coral Subsidiary (whether or not legally binding);

                  (d) made any loans to any Person, other than loans or advances to Employees not in excess of $100,000 in the aggregate and extensions of credit to customers in the ordinary course of business consistent with past practice;

                  (e) except for the receivables listed on SCHEDULE 1.119 hereto, none of which have been written off since December 31, 1995, written off any receivables except in the ordinary course of business consistent with past practices;

                  (f) declared, made, set aside or paid any dividend, distribution, or payment on, or any purchase or redemption of, any capital stock or other equity interest of Blue Coral or any Blue Coral Subsidiary, or made any commitment therefor, except for (I) the Permitted Distributions, (II) the purchase of 4,005 shares of Blue Coral Common Stock from Michael Moshontz on January 4, 1996 and (III) payments in respect of the Moshontz Agreement and the Moshontz Release;

                  (g) issued or sold any capital stock or other equity interests of Blue Coral or any Blue Coral Subsidiary, or any subscriptions, options, warrants, calls, conversions or other rights, agreements, commitments, arrangements or understandings of any kind obligating Blue Coral or any Blue Coral Subsidiary, contingently or otherwise, to issue or sell, or cause to be issued or sold, any capital stock or other equity interest of Blue Coral or any Blue Coral Subsidiary;

                  (h) made any material change (for book or Tax purposes) in any method of accounting or accounting practice;

                  (i) suffered the loss of any key Employee or key independent contractor or, other than in the ordinary course of business consistent with past practice, retained any new key Employees or independent contractors; or

                  (j) entered into any material transaction not in the ordinary course of business or agreed (whether or not in writing) to do any of the foregoing.

                  4.20 INSURANCE. The assets owned by Blue Coral and the Blue Coral Subsidiaries are insured against loss, damage or injury in amounts listed in SCHEDULE 4.20 hereto, which lists all insurance policies held by Blue Coral and the Blue Coral Subsidiaries relating to the business of Blue Coral and the Blue Coral Subsidiaries, including, without limitation, keyman life insurance policies, if any, on any executive officer of Blue Coral or any Blue Coral Subsidiary, together with the policy limits, the type of coverage, the location of the property covered, the annual premium, the premium payment dates and the expiration date of each of the policies. Copies of all such insurance policies have been furnished to the Parent. All such insurance policies are in full force and effect and all premiums due thereon have been paid. No notice of termination or premium increase has been received under any such insurance policy.

                  4.21 TAXES. (a) Except as set forth in SCHEDULE 4.21(A) hereto, Blue Coral, Blue Coral Chemical Company and each Blue Coral Subsidiary have duly filed all Tax returns and forms required to be filed, and have paid in full or collected or withheld and remitted all Taxes required to be paid, collected or withheld, except to the extent that the failure to so file or pay relates to a Tax authority in a jurisdiction in which such Person's level of activity or property is immaterial and except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are being maintained in accordance with GAAP. All such Tax returns or forms are complete and correct in all material respects. Except as set forth in SCHEDULE 4.21(A) hereto, neither Blue Coral nor any Blue Coral Subsidiary is currently involved in an audit with respect to Taxes or has received written notice of commencement of any audit with respect to Taxes by any Governmental Authority, no Governmental Authority has notified Blue Coral or any Blue Coral Subsidiary that such Governmental Authority is now asserting against Blue Coral or any Blue Coral Subsidiary any deficiency or claim for Taxes and none of Blue Coral, Blue Coral Chemical Company or the Blue Coral Subsidiaries has executed any waiver of the statute of limitations for any taxable period. Except as set forth on SCHEDULE 4.21(A) hereto, none of Blue Coral, Blue Coral Chemical Company or the Blue Coral Subsidiaries (A) is or has been a member of any consolidated, combined, unitary or similar group for Tax purposes, (B) is bound by any Tax sharing, allocation or similar agreement, (C) has at any time filed a consent under section 341(f) of the Code, (D) is or has been a "United States real property holding corporation" (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and (E) will as a result of the transactions contemplated by this Agreement make or become obligated to make any parachute payment as defined in section 280G of the Code. None of the assets of Blue Coral or any Blue Coral

Subsidiary (I) is property required to be treated as being owned by any other Person under the "safe harbor lease" provisions of former section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or (II) has been financed with or directly or indirectly secures any bond or debt the interest on which is tax-exempt under section 103(a) of the Code.

                  (b) Blue Coral is now and has been at all times since November 1, 1987 an S Corporation for federal income tax purposes within the meaning of
Section 1361(a) of the Code pursuant to an election to be an S Corporation filed by Blue Coral prior to January 1, 1987. SCHEDULE 4.21(B) sets forth all taxing jurisdictions in which Blue Coral, Blue Coral Chemical Company and each Blue Coral Subsidiary has filed Returns (or otherwise been treated as taxable) and the taxable year in which Blue Coral, Blue Coral Chemical Company and such Blue Coral Subsidiary began filing Returns. Schedule 4.21(b) sets forth each jurisdiction in which a valid S corporation election for Blue Coral is in effect or Blue Coral is otherwise treated as an S corporation for state or local Tax purposes and the date beginning with which such election or treatment has been continuously in effect.

                  (c) Blue Coral did not incur any Tax, including, without limitation, Tax on built-in-gain under Section 1374(a) of the Code, upon the sale of its Household Products Division on March 15, 1996.

                  (d) Solely for purposes of determining the Taxes that the Blue Coral Stockholders are obligated to pay or indemnify against pursuant to Section
7.8 or Section 13.6, SCHEDULE 4.21(D) sets forth all Taxing jurisdictions in which Blue Coral or Blue Coral Chemical Company is required pursuant to the applicable Tax law to file Tax returns.

                  4.22 ENVIRONMENTAL MATTERS. (a) Except as set forth on
SCHEDULE 4.22 hereto, Blue Coral's and each Blue Coral Subsidiary's operation and use of its assets, the Owned Real Property and the premises which are the subject of the Real Property Leases are in compliance in all respects with all Environmental Laws, except to the extent that any such noncompliance (I) would not have a Material Adverse Effect or (II) has arisen as a result of any act or omission of any Person other than Blue Coral or any Blue Coral Subsidiary and as to which neither Blue Coral nor any Blue Coral Subsidiary has Knowledge. Blue Coral and the Blue Coral Subsidiaries have obtained all environmental, health and safety permits necessary for the operation of the business of Blue Coral and the Blue Coral Subsidiaries as presently conducted, and all such permits are in full force and effect and Blue Coral and each Blue Coral Subsidiary are in compliance in all respects with the terms and conditions of each such permit, except, in each case, to the extent that any such noncompliance would not have a Material Adverse Effect. Except as set forth on
SCHEDULE 4.22 hereto, neither Blue Coral nor any Blue Coral Subsidiary has received any notice of, nor to the Knowledge of Blue Coral and each Blue Coral Subsidiary is there, any administrative or judicial investigation, proceeding or action with respect to any material violation, alleged or proven, of Environmental Laws by Blue Coral or any Blue Coral Subsidiary or otherwise involving the Owned Real Property or the operations conducted on the premises subject to the Real Property Leases.

                  (b) Except as set forth on SCHEDULE 4.22 hereto, none of Blue Coral or any of the Blue Coral Subsidiaries has taken or failed to take any action that has resulted in or will result in any liability or obligation relating to (X) the environmental conditions on, under, or about the assets of Blue Coral or any Blue Coral Subsidiary, the Owned Real Property, the premises which are the subject of the Real Property Leases or any properties owned, leased, operated or used by Blue Coral or any of the Blue Coral Subsidiaries or any predecessor of Blue Coral or any of the Blue Coral Subsidiaries at the present time or in the past, including, without limitation, the air, soil and groundwater conditions at such properties or (Y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Substances, except in the case of clauses (x) and (y) above, to the extent such liability or obligation would not have a Material Adverse Effect.

                  (c) Except as set forth on SCHEDULE 4.22 hereto, there has been no release (nor, to the Knowledge of Blue Coral and each Blue Coral Subsidiary, is there any substantial threat of a release) of any Hazardous Substance at or from the Owned Real Property or the premises which are the subject of the Real Property Leases in amounts or concentrations requiring remediation under current Environmental Laws or that would violate current Environmental Laws. Blue Coral and each of the Blue Coral Subsidiaries has disclosed and made available to the Parent all material information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to Blue Coral or to any of the Blue Coral Subsidiaries relating to (X) the environmental conditions on, under, or about the assets of Blue Coral or any Blue Coral Subsidiary, the Owned Real Property, the premises which are the subject of the Real Property Leases or any properties owned, leased, operated or used by Blue Coral or any of the Blue Coral Subsidiaries or any predecessor thereto at the present time or in the past, and
(Y) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or released by Blue Coral or any of the Blue Coral Subsidiaries or any other Person on, under, about or from any of the properties or assets of Blue Coral or any of the Blue Coral Subsidiaries or in connection with the operation of Blue Coral's or any of the Blue Coral Subsidiaries' businesses. Except as set forth on SCHEDULE 4.22 hereto, there are no underground storage tanks, or underground piping associated with such tanks, on the Owned Real Property or on the premises which are the subject of the Real Property Leases.

                  4.23 FINANCING STATEMENTS. The material assets owned by Blue Coral and the Blue Coral Subsidiaries are and have been located in the states of Arizona, California, Ohio and the United Kingdom, since they were acquired by Blue Coral or any Blue Coral Subsidiary. All financing statements and similar instruments filed by any party with respect to such assets are listed in
SCHEDULE 4.23 hereto.

                  4.24 CAR+ LIABILITIES. Neither Car+ S.A. nor any subsidiary of Car+ S.A. has incurred any liability of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, which is now or in the future will be a material liability of Blue Coral and the Blue Coral Subsidiaries, taken as a whole.

                  4.25  [INTENTIONALLY OMITTED]

                  4.26 FINDERS AND INVESTMENT BANKERS; EXPENSES. Other than $1,050,000 payable to McDonald & Company, neither Blue Coral nor any Blue Coral Subsidiary has incurred any liability to any broker, finder or agent for any fees, commissions or similar compensation with respect to the transactions contemplated by this Agreement and no Blue Coral Stockholder has incurred any such liability that will become a liability of the Parent, the Subsidiary, Blue Coral or any Blue Coral Subsidiary.

                  4.27 INVESTMENT INTENT. (a) Each Blue Coral Stockholder is acquiring the shares of Parent Capital Stock issued to such Blue Coral Stockholder by the Parent pursuant to this Agreement for such Blue Coral Stockholder's own account and not directly or indirectly with a view to, or for sale in connection with, any distribution thereof. Such Blue Coral Stockholder acknowledges that (I) the Parent Capital Stock has not been registered under the Securities Act, (II) the Parent Capital Stock may not be resold unless such Parent Capital Stock is subsequently registered under the Securities Act or an exemption from such registration is available, (III) restrictive legends in the form set forth in Section 14.4 hereof shall be placed on the certificates representing the Parent Capital Stock and (IV) a notation shall be made in the appropriate records of the Parent indicating that the Parent Capital Stock is subject to restrictions on transfer and appropriate stop-transfer instructions will be issued to the Parent's stock transfer agent with respect to Parent Capital Stock.

                  (b) Each Blue Coral Stockholder is an Accredited Investor. Each Blue Coral Stockholder's residence is set forth on SCHEDULE 4.27(B) hereto. In addition, (I) each Blue Coral Stockholder has been granted the opportunity to ask questions of, and receive answers from, representatives of the Parent concerning the Parent and the terms and conditions of the acquisition of Parent Capital Stock contemplated by this Agreement and to obtain any additional information that such Blue Coral Stockholder deems necessary, (II) such Blue Coral Stockholder's knowledge and experience in financial business matters is such that such Blue Coral Stockholder is capable of evaluating the merits and risks of the investment in the Parent Capital Stock and (III) such Blue Coral Stockholder has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained herein.

                  4.28 BANK ACCOUNTS. SCHEDULE 4.28 hereto sets forth a complete and correct list containing the names of each bank in which Blue Coral and each Blue Coral Subsidiary has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every Employee authorized to draw thereon or having access thereto.

                  4.29 RELEASES. (a) Effective on the Closing Date, each Blue Coral Stockholder hereby irrevocably waives and releases all known and unknown claims it may have against Blue Coral, the Parent, any of the Blue Coral Subsidiaries, any subsidiary of the Parent or any present and former directors, officers, agents and Employees of Blue

Coral, the Parent, any Blue Coral Subsidiary or any subsidiary of the Parent, from any and all actions, claims, causes of action or liabilities of any nature, in law or equity, known or unknown, and whether or not heretofore asserted, which such Blue Coral Stockholder ever had, now has or hereafter can, shall or may have against any of the foregoing for, upon or by reason of any matter, cause or thing whatsoever from the formation of Blue Coral and each Blue Coral Subsidiary to the date this representation and warranty is made, other than with respect to any severance arrangement for any of the Blue Coral Stockholders described on Schedule 4.14 hereto. Without limiting the generality of the foregoing, effective as of the Closing Date, each Blue Coral Stockholder hereby agrees and acknowledges that the agreements listed in Item 1.E of SCHEDULE 4.19 hereto shall be terminated in all respects without any further obligation or liability of Blue Coral.

                  (b) Effective on the Closing Date, Ronald Peterson hereby irrevocably waives and releases all rights he may have against Blue Coral, any Blue Coral Subsidiary, the Parent or any subsidiary of the Parent to receive any bonus or other compensation based on the performance of Blue Coral or any division of Blue Coral with respect to any period from and after the Closing Date under the bonus arrangement listed in Section II of SCHEDULE 4.13 hereto.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                        OF THE PARENT AND THE SUBSIDIARY
                        --------------------------------

                  The Parent and the Subsidiary, jointly and severally, represent and warrant to Blue Coral and the Blue Coral Stockholders as follows:

                  5.1 ORGANIZATION AND STANDING. Each of the Parent and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  5.2 AUTHORIZATION AND BINDING OBLIGATION. (a) Each of the Parent and the Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the

Parent and the Subsidiary and the consummation by the Parent and the Subsidiary of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of each of the Parent and the Subsidiary and, immediately prior to the Effective Time, no other corporate action or proceedings on the part of the Parent or the Subsidiary will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent and the Subsidiary and, upon such execution and delivery, will constitute a valid and binding obligation, enforceable against the Parent and the Subsidiary in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or equitable principles.

                  (b) The Subsidiary's Board of Directors (the "Subsidiary's Board") and the Parent's Board of Directors (the "Parent's Board") have authorized the Subsidiary's and Parent's respective execution and delivery of this Agreement and the Subsidiary's and the Parent's respective performance of the transactions contemplated hereby, and the Subsidiary's Board has voted to recommend approval of this Agreement by the Parent.

                  5.3  CONSENTS AND APPROVALS; NO CONFLICTS.   Except for
applicable requirements of the HSRA, the Securities Act, applicable state securities laws and filing and recordation of the Certificate of Merger as required by the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Parent and the Subsidiary of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Parent or the Subsidiary with any of the provisions hereof will (A) result in any violation of any provision of the charter or by-laws of the Parent or the Subsidiary, (B) violate any Applicable Law to which the Parent or the Subsidiary is a party or by which any of their respective properties is bound, or (C) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any material contract, agreement, note, bond, mortgage, indenture, license, lease, franchise, permit, Plan or other instrument or obligation to which the Parent or the Subsidiary is a party, or by which either of them or any of their respective properties is bound.

                  5.4 LITIGATION. There is no claim, litigation, proceeding or investigation pending or, to the best of the Parent's or the Subsidiary's knowledge, threatened, which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken by the Parent or the Subsidiary in connection with this Agreement.

                  5.5 FINDERS AND INVESTMENT BANKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of the Parent or the Subsidiary in such manner as to give rise to any valid claim against Blue Coral or any of the Blue Coral Stockholders for any broker's fee or finder's fee or similar compensation.

                  5.6 FINANCIAL STATEMENTS AND REPORTS. The Parent has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, all of which have complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, respectively, and such rules and regulations. The Parent has previously furnished to Blue Coral for delivery to the Blue Coral Stockholders copies of all such forms, reports and documents filed by the Parent with the SEC since January 1, 1994 (hereinafter collectively referred to as the "Parent Reports"). None of the Parent Reports, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the Parent Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis (except as otherwise noted in such financial statements) and present fairly in all material respects the financial position, results of operations, cash flows and changes in financial position of the Parent and its consolidated subsidiaries as of the dates or the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to normal year-end adjustments.

                  5.7 STOCK ISSUANCE. The Parent Capital Stock to be issued pursuant to this Agreement has been duly authorized for issuance and when issued and delivered by the Parent in accordance with the provisions of this Agreement will be validly issued, fully paid and non-assessable and listed on the NYSE. The Parent Capital Stock issued under this Agreement will not be subject to any preemptive or similar rights.

                                   ARTICLE VI

                                    COVENANTS
                                    ---------

                  6.1 INFORMATION PRIOR TO CLOSING. (a) Subject to Section 14.3 hereof, during the period from the date hereof to the Closing Date, Blue Coral will and will cause each of the Blue Coral Subsidiaries to make the management of Blue Coral and the Blue Coral Subsidiaries available to the Parent and its authorized representatives at reasonable times and provide the Parent and its accountants, legal counsel and other authorized representatives reasonable access during normal business hours to, and permit such Persons to review, the properties, books, Contracts, accounts and records of Blue Coral and the Blue Coral Subsidiaries, and to provide such other information to the Parent and its authorized representatives as shall have been reasonably requested by the Parent or such authorized representatives concerning Blue Coral or any Blue Coral Subsidiary. The rights of the Parent under this Section 6.1 shall be exercised in such a manner as to minimize interference with the conduct of the business of Blue Coral and the Blue Coral Subsidiaries.

                  (b) Subject to Section 14.3 hereof, the Parent and the Subsidiary will provide each Blue Coral Stockholder with the opportunity to ask questions of, and receive answers from, representatives of the Parent and the Subsidiary regarding the terms and conditions of the acquisition of Parent Capital Stock pursuant to this Agreement and to obtain any additional information regarding the Parent and the Subsidiary as such Blue Coral Stockholder deems necessary to evaluate the transactions contemplated by this Agreement, including the acquisition of shares of Parent Capital Stock as contemplated hereby.

                  6.2 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, Blue Coral covenants and agrees that it will and will cause the Blue Coral Subsidiaries to carry on their businesses in, and only in, the ordinary course of business, in substantially the same manner as heretofore conducted, and to use their reasonable commercial efforts to preserve intact their present business organization, keep available the services of their respective officers and Employees, sales agents and independent contractors, and preserve their relationships with customers, suppliers, distributors, contractors, licensors, licensees and others having business dealings with them, to the end that their goodwill and going business shall be maintained following the Closing. Blue Coral will promptly advise the Parent in writing of any change in the financial condition, operations or business of Blue Coral or any Blue Coral Subsidiary that Blue Coral or any Blue Coral Subsidiary recognizes is or is likely to be materially adverse. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or with the prior written consent of the Parent, Blue Coral covenants and agrees that it will not, and it will not permit any Blue Coral Subsidiary to, do or agree to do, on or after the date hereof, any of the following, on or before the Closing:

                  (a)  amend their respective certificates of
         incorporation or by-laws or other organizational documents;

                  (b) subject to the exercise of Blue Coral's fiduciary obligations to its stockholders under Applicable Law after advice of counsel with respect to such obligations, rescind, modify, amend or otherwise change or affect any of the resolutions of the Board recommending adoption of this Agreement and authorization of the Merger;

                  (c) issue, sell, transfer, assign, pledge, convey or dispose of any capital stock or other equity interest, including, without limitation, any subscriptions, options, warrants, calls, conversions or other rights, agreements, commitments, arrangements or under-standings of any kind obligating Blue Coral or any Blue Coral Subsidiary, contingently or otherwise, to issue or sell, or cause to be issued or sold, any capital stock or other equity interest of Blue Coral or any Blue Coral Subsidiary;

                  (d) except for any payment referred to in Section 4.19(f)(i),
         (ii) or (iii) hereof, split, combine or reclassify any shares of any class of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any class of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

                  (e) write off any receivables except in the ordinary course of business consistent with past practice, PROVIDED that in no event shall Blue Coral or any Blue Coral Subsidiary write off any of the receivables listed on SCHEDULE 1.119 hereto;

                  (f) sell, assign, lease or otherwise transfer or dispose of any assets except in the ordinary course of business consistent with past practice, unless the same shall be replaced with assets of equal or greater value and utility and except that (I) Blue Coral may assign all of its rights under the Valley Belt Purchase Agreement to J&W Adelman, Ltd. and (II) Blue Coral may lease the Valley Belt Property from J&W Adelman, Ltd. pursuant to the lease agreement described in
         Section 8.3(i) hereof.

                  (g) (I) except in the ordinary course of business consistent with past practice under existing lines of credit, create, incur, assume, maintain or permit to exist any long-term debt, including obligations in respect of capital leases, or create, incur, assume, maintain or permit to exist any short-term borrowing in an aggregate amount for Blue Coral and the Blue Coral Subsidiaries exceeding $50,000; (II) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for assumptions, guarantees or endorsements by Blue Coral of the obligations of any Blue Coral Subsidiary (other than Car+) in the ordinary course of business consistent with past practice; (III) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances in the ordinary course of business consistent with past practice to Employees not to exceed $50,000 in the aggregate and extensions of credit made to customers on a trade receivable basis in the ordinary course of business consistent with past practice; (IV) waive, release, grant or transfer any material rights or materially modify or change any existing license, lease, contract or other document material to Blue Coral or any of the Blue Coral Subsidiaries; or (V) create, assume or permit to exist any Lien upon their assets, except for those in existence on the date of this Agreement and except for those additional Liens created in the ordinary course of business consistent with past practice, all of which Liens, other than Permitted Encumbrances, will be removed on or prior to the Closing Date;

                  (h) except for the lease of the Valley Belt Property pursuant to the agreement described in Section 8.3(i) hereof, enter into any Contract other than in the ordinary course of business consistent with the past practices of the business of Blue Coral or any Blue Coral Subsidiary;

                  (i) fail to timely make all payments required to be paid under any Contract when due and otherwise pay all liabilities and satisfy all obligations, in each case in a manner consistent with past practice, except, in any such case, where such payment, liability or obligation is being contested in good faith in appropriate proceedings;

                  (j) fail to maintain their inventories of spare parts and expendable supplies, if any, at levels consistent with past practice;

                  (k) (I) increase or modify or agree to increase or modify the compensation, bonuses or other benefits or perquisites of any Employee of Blue Coral or any Blue Coral Subsidiary, except for salary increases granted in the ordinary course of business consistent with past practice or pursuant to the terms of any Services Agreement or collective bargaining agreement as in effect on the date hereof; (II) pay or commit to pay any compensation, bonus, pension or other retirement benefit or allowance, fringe benefit or other benefit not required by the terms of an existing Plan, Services Agreement or collective bargaining agreement as in effect on the date hereof or otherwise in the ordinary course of business consistent with past practice; (III) amend or commit to amend any Plan; or (IV) institute or enter into or commit to institute or enter into any additional bonus, profit-sharing, incentive, stock option, phantom stock or other equity-based benefit, deferred compensation, severance, retention, change in control, pension, retirement, health, welfare, group insurance or other employee or retiree benefit plan, agreement, trust, fund or arrangement, or any additional employment or consulting agreement with or for the benefit of any Person;

                  (l) make any payment whatsoever to any Blue Coral Stockholder other than (I) Employee compensation paid in accordance with Section 6.2(g)(iii), 6.2(k)(i) or 6.2(k)(ii) hereof or (II) any payment referred to in Section 4.19(f)(i), (ii) or (iii) hereof;

                  (m) enter into any agreement, commitment or contract with respect to the purchase of capital assets involving an amount in excess of $50,000 individually or $150,000 in the aggregate;

                  (n) make any new elections, or make any changes to current elections, with respect to Taxes;

                  (o) fail to maintain their books and records in accordance with GAAP; and

                  (p) take or fail to take any action that would cause any of its representations and warranties not to be true and correct on the Closing Date in the manner required by Section 8.3(b) hereof.

                  6.3 THIRD-PARTY CONSENTS. Blue Coral covenants and agrees that it will and will cause each Blue Coral Subsidiary to use all reasonable commercial efforts to obtain the consent of any third parties or Governmental Authorities required to be obtained or made in connection with the transactions contemplated by this Agreement, including, without limitation, those consents set forth on SCHEDULE 6.3 hereto.

                  6.4 RENEWAL OF CONTRACTS. Blue Coral covenants and agrees that it will and will cause each Blue Coral Subsidiary to use all reasonable commercial efforts to renew any Contract which by its terms expires or terminates between the date of this Agreement and the Closing Date, provided that any such renewal shall be on terms and conditions which are consistent with the past practice of Blue Coral and the Blue Coral Subsidiaries.

                  6.5 FINANCIAL STATEMENTS. Blue Coral covenants and agrees that it will deliver to the Parent, within 30 days after the end of each month until the Closing Date, unaudited consolidated statements of operations and cash flows for the business of Blue Coral and the Blue Coral Subsidiaries for the month then ended, along with a consolidated balance sheet of the business of Blue Coral and the Blue Coral Subsidiaries as of the end of such month. All financial statements furnished pursuant to this Section shall be true and complete in all material respects and fairly represent the financial position, results of operations, cash flows and changes in financial position as of the dates and for the periods covered by such statements subject to normal year-end audit adjustments, none of which will be material. Blue Coral covenants and agrees that it will and will cause each Blue Coral Subsidiary to furnish to the Parent any and all other information customarily prepared concerning the financial condition of Blue Coral or any Blue Coral Subsidiary that the Parent or the Parent's representatives may reasonably request.

                  6.6 BLUE CORAL DEFERRED COMPENSATION PLAN. Blue Coral covenants and agrees that, prior to the Closing Date, it will or will cause the Blue Coral Subsidiaries to honor, pay, perform and discharge, in full, all benefits, compensation, expenses and other amounts due under or in respect of the Blue Coral Deferred Compensation Plan including, without limitation, all such amounts due to the participants and beneficiaries thereunder.

                  6.7 SUPPLEMENTS TO SCHEDULES. Any party may at any time, or from time to time after the date hereof, but not later than five Business Days prior to the Closing Date, supplement or amend the Schedules required by this Agreement with respect to any matter arising after the date hereof which if existing or occurring at the date hereof would have been required to be set forth or described in such a Schedule. No supplement or amendment to such Schedules shall have any effect for the purpose of determining the satisfaction of the conditions to the obligation of the other parties under Article VIII hereof, but any matter arising after the date hereof and disclosed in an amended or supplemented Schedule pursuant to this Section 6.7 shall not form the basis for any claim for indemnification pursuant to Article XI hereof if the transactions contemplated hereby are consummated. Each of the representations and warranties made herein shall be deemed repeated at the Closing, subject to such changes thereto as shall have been made in accordance with this Section
6.7. A party to whom a disclosure is made prior to the Closing of a matter arising prior to the date hereof which was required to have been disclosed herein shall not, by proceeding with the Closing, be deemed to have waived the breach of this Agreement, or any of its other rights hereunder, including rights to indemnity, resulting from such failure to disclose.

                                   ARTICLE VII

                               FURTHER AGREEMENTS
                               ------------------

                  7.1 COMPLIANCE WITH GCL; FILINGS. (a) As soon as practicable and in any event within 3 days after the date of this Agreement, Blue Coral will prepare and deliver to each Blue Coral Stockholder a notice, in accordance with Sections 228(d) and 262(d)(2) of the GCL, regarding (I) the execution of this Agreement, (II) the Board's authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and its vote to recommend adoption of this Agreement and authorization of the Merger by the stockholders of Blue Coral, (III) Adelman's execution, as the beneficial and record owner of in excess of 50% of the issued and outstanding Blue Coral Common Stock, of an action by written consent in lieu of a meeting of stockholders approving and adopting the Merger and (IV) the availability of appraisal rights under Section 262 of the GCL.

                  (b) As promptly as practicable, each of Blue Coral, the Blue Coral Stockholders, the Parent and the Subsidiary each shall properly prepare and file any filings required under any Federal, state, county, local or municipal law relating to the Merger and the transactions contemplated herein (such filings, together with the filings previously required under the HSRA, are, collectively, the "Filings"). Blue Coral further covenants and agrees to cause the Blue Coral Subsidiaries to properly prepare and file any required Filings. The Parent and the Subsidiary, on the one hand, and Blue Coral, on the other, shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, the Filings by any governmental official, and each of Blue Coral, the Parent and the Subsidiary will supply the other with copies of all correspondence between it and each of its subsidiaries and representatives, on the one hand, and any appropriate governmental official, on the other hand, with respect to the Filings. The Filings, when filed, shall comply as to form in all material respects with Applicable Law.

                  7.2 RULE 144. Subject to the proviso at the end of this sentence, for the period ending on the third anniversary of the Closing Date, the Parent will file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder to the extent required from time to time to enable any Blue Coral Stockholder who receives shares of the Parent Capital Stock in accordance with this Agreement to sell such shares without registration under the Securities Act within the limitations of the exemption provided by (A) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the Securities and Exchange Commission; PROVIDED that this covenant shall have no force and effect at any time when the Parent is not a publicly traded company.

                  7.3 ELECTION OF ADELMAN. If the Closing occurs pursuant to this Agreement, (I) the Parent shall cause Adelman to be elected to the Board of Directors of the Surviving Corporation immediately after the Closing and (II) the Parent shall use its best efforts to cause Adelman (X) to be elected to the Parent's Board no later than October 31, 1996 and (Y) to be re-elected to the Parent's Board for so long as Adelman holds, beneficially and of record, not less than 75% of the shares of Parent Capital Stock issued to him on the Effective Date pursuant to Section 3.1 hereof.

                  7.4 ADDITIONAL AGREEMENTS. (a) Subject to the terms and conditions herein provided, each of the parties hereto, agrees to use (and Blue Coral shall cause the Blue Coral Subsidiaries to use) their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with one another in connection with the foregoing, including using its commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under Applicable Law, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to effect all necessary registrations and Filings.

                  (b) Without limiting the generality of Section 7.4(a) above, prior to the Closing Blue Coral covenants and agrees to use its reasonable best efforts to perform all of its obligations under the Amended and Restated Agreement by and between Blue Coral and Airosol Company, Inc., dated May 29, 1996.

                  7.5 ACQUISITION PROPOSALS. (a) None of Blue Coral, any Blue Coral Stockholder or any of Blue Coral's employees, representatives or agents (collectively, the "Blue Coral Representatives") shall, directly or indirectly, solicit or initiate inquiries or proposals from or enter into any agreement with respect to, or provide any confidential information to or participate in any discussions or negotiations with, any Persons or group (other than the Parent, the Subsidiary and their respective subsidiaries and their respective directors, officers, employees, representatives and agents) concerning any sale of material assets or shares of Blue Coral Common Stock, any assets or shares of capital stock of any Blue Coral Subsidiary (other than, in the case of Adelman, pursuant to Adelman's performance of his obligations under Sections 8.3(n) and
9.3 hereof) or any merger, consolidation or similar transaction involving Blue Coral or any Blue Coral Subsidiary. Blue Coral and each Blue Coral Stockholder will immediately cease and Blue Coral will cause to be terminated by the Blue Coral Subsidiaries any existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any of the foregoing. Blue Coral or the applicable Blue Coral Stockholder will notify the Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, such Person or any of the Blue Coral Representatives, and will promptly request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of an acquisition of Blue Coral, any Blue Coral Subsidiary or any material portion of their assets or stock to return or destroy all confidential information furnished to such Person by or on behalf of Blue Coral, any Blue Coral Subsidiary or any of the Blue Coral Representatives.

                  7.6 PUBLIC ANNOUNCEMENTS. The Parent, Blue Coral and each of the Blue Coral Stockholders will consult with one another before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation without the consent of the Parent and Blue Coral, except based on the advice of counsel for Blue Coral or the Parent, as the case may be, as required by Applicable Law.

                  7.7 CONSENT OF THE PARENT. The Parent, as the sole shareholder of the Subsidiary, by executing this Agreement hereby consents to the execution, delivery and performance of this Agreement by the Subsidiary and such consent shall be treated for all purposes as a vote duly adopted at a meeting of the shareholders of the Subsidiary held for such purpose.

                  7.8 TRANSFER TAXES. (a) The Blue Coral Stockholders shall be responsible for the timely payment of, and shall indemnify and hold harmless the Parent Indemnitees against, all Transfer Taxes imposed by Governmental Authority that is or should be listed on Schedule 4.21(d) or by the United Kingdom, arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement except to the extent, in the case of Transfer Taxes imposed by the United Kingdom, such Taxes were included in the BCI Acquisition Amount. The Parent shall be responsible for, and shall indemnify the Blue Coral Stockholders against, all other Transfer Taxes arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.

                  (b) As between the Blue Coral Stockholders, on the one hand, and the Parent Indemnitees, on the other hand, the party that has the primary responsibility under applicable law for filing any Tax return required to be filed in respect of Transfer Taxes shall prepare and timely file such Tax return, PROVIDED that such party's preparation of such Tax return shall be subject to the other party's approval, which approval shall not be withheld or delayed unreasonably.

                  (c) The Blue Coral Stockholders and the Parent Indemnitees will cooperate with each other in attempting to minimize Transfer Taxes.

                  7.9 TREATMENT OF BOOKS AND RECORDS. For a period of three years after the Closing Date, at least 30 days prior to discarding or destroying any books or records relating to the business of Blue Coral, the Parent shall give the Blue Coral Stockholders' Representative notice of its intended action and an opportunity for the Blue Coral Stockholders' Representative at its sole expense to retain any of the books or records proposed to be discarded or destroyed by the Parent or Blue Coral, as the case may be. Prior to the destruction of any such books or records, the Blue Coral Stockholders' Representative shall have the right, upon reasonable advance request and at its sole expense, to have access to such books and records during normal business hours to enable any or all of the Blue Coral Stockholders to fulfill their Tax or other ordinary course of business obligations.

                  7.10 PURCHASE OR SALE OF NICSAND. (a) As soon as practicable after the Closing Date, the Parent will notify Sandusky in writing (the "Sandusky Notice") that (i) the Merger has occurred, (ii) Sandusky's rights under Section 4(a) of the NicSand Agreement have been triggered and (iii) the "Company Value" of NicSand within the meaning of Section 4(a) of the NicSand Agreement is $10,706,000.

                  (b) If Sandusky does not purchase the NicSand Shares owned by Blue Coral in accordance with Section 4(a) of the NicSand Agreement, the Surviving Corporation shall promptly give Sandusky written notice that it will purchase the NicSand Shares owed by Sandusky pursuant to Section 4(b) of the NicSand Agreement and the Surviving Corporation shall thereafter use commercially reasonable efforts to close such purchase transaction as promptly as practicable (such purchase, the "NicSand Purchase").

                  7.11 SALE OF THE MCKAY PROPERTY. (a) As soon as practicable after the Closing Date, the Surviving Corpora tion shall undertake to sell the McKay Property in such manner and on such terms and conditions, including, without limitation, as to the absence of any indemnities, as the Surviving Corporation, in its sole discretion, shall deem appropriate. From time to time following the date of this Agreement, the Surviving Corporation shall provide the Blue Coral Stockholders' Representative with notice as to the status of its efforts to sell the McKay Property, as contemplated by this Section 7.11.

                  (b) Upon the Surviving Corporation's sale of the McKay Property, as contemplated by Section 7.11(a) hereof, the Surviving Corporation will provide the Blue Coral Stockholders' Representative with notice of such sale and a statement of the McKay Proceeds realized in connection with such sale. To the extent the McKay Proceeds from any such sale exceed the sum of (i) the McKay Amount PLUS (ii) all costs and expenses incurred by the Parent in connection with the undertaking under Section 7.11(a) hereof (the "McKay Transaction Costs") (any such excess, the "McKay Excess"), the Surviving Corporation shall, within 10 Business Days following the closing of any such sale, pay to each Blue Coral Stockholder: an amount equal to the product of (i) 50% of the McKay Excess TIMES (ii) the fraction applicable to such Blue Coral Stockholder set forth on the Ownership Schedule. Alternatively, to the extent the McKay Proceeds from any such sale are less than the sum of (i) the McKay Amount PLUS (ii) the McKay Transaction Costs (any such deficiency, the "McKay Deficiency"), the Blue Coral

Stockholders shall, within 10 Business Days following the closing of any such sale, be jointly and severally obligated to pay to the Surviving Corporation an amount equal to 50% of the McKay Deficiency.

                  7.12 RELEASE OF SPECIAL SHARES. If, on or prior to the third anniversary of the Closing Date, the restricted shares referred to in Section 8.3(1) hereof (or their equivalent) have vested, the Blue Coral Stockholders shall have no further interest in the Special Shares and the Blue Coral Stockholders shall be deemed to have forfeited that portion of the Merger Consideration represented by the Special Shares. If, on or prior to the third anniversary of the Closing Date, such shares (or their equivalent) have not so vested or have become incapable of so vesting, the Parent shall promptly deliver to each Blue Coral Stockholder such number of the Special Shares as equals the product of (i) the number of Special Shares TIMES (ii) the fraction applicable to such Blue Coral Stockholder set forth on the Ownership Schedule.

                  7.13 OFFICERS' AND DIRECTORS' INSURANCE; INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Parent agrees that for the entire period from the Effective Time until at least six years after the Effective Time (a) the certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Blue Coral's Certificate of Incorporation and By-Laws as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Blue Coral unless such modification is required by Applicable Law and (b) the Surviving Corporation shall either (x) maintain in effect Blue Coral's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agree ment by Blue Coral's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to the Parent) or (y) cause the Surviving Corporation's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by Blue Coral's directors' and officers' liability insurance policy with respect to those matters covered by, and subject to the same terms and limitations imposed by, the directors' and officers' liability insurance policy that the Parent generally provides for its own directors and officers.

                  7.14 SURVIVING CORPORATION COMMON STOCK. The Parent agrees that on the Closing Date it will not transfer the Surviving Corporation Common Stock.

                                  ARTICLE VIII

                               CLOSING CONDITIONS
                               ------------------

                  8.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ALL PARTIES. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

                  (a) Any waiting period (and any extension there of) applicable to the consummation of the Merger under the HSRA shall have expired or been terminated.

                  (b) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in ef fect which would (i) make the consummation of the Merger by the Parent, the Subsidiary or Blue Coral illegal or (ii) otherwise prevent the consummation of the Merger.

                  (c) The Parent and Adelman shall have entered into an employment and non-competition agreement in form and substance satisfactory to the Parent and Adelman.

                  (d) If the Surviving Corporation does not serve as the Exchange Agent, the Parent and the Stockholders' Representative shall have entered into an agreement regarding the exchange of shares described in Section 3.4 hereof with such entity that will serve as the Exchange Agent.

                  (e) Each of the Blue Coral Stockholders, the Parent, the Blue Coral Stockholders' Representative and the Escrow Agent shall have executed and delivered an

         Escrow Agreement in the form attached hereto as EXHIB IT 8.1(e).

                  (f) Each of the Parent, the Blue Coral Stockholders and a mutually agreed upon escrow agent shall have entered into an Indemnification and Escrow Agreement, containing terms and conditions satisfactory to the Parent and the Blue Coral Stockholders, providing for the creation of an escrow account with such escrow agent in an amount equal to the NicSand Escrow Amount; it being understood and agreed that the purpose of such Indemnification and Escrow Agreement shall be to provide the Parent with a source of indem nification for various agreed upon matters relating to NicSand, including (without limitation and without duplication)(x) upon a Sandusky Purchase, any shortfall (the "Shortfall") between $13,000,000 and an amount equal to the sum of (i) the NicSand Amount PLUS (ii) the cash proceeds actually received by Blue Coral from Sandusky at closing of the Sandusky Purchase in respect of the NicSand Shares PLUS (iii) all principal payments actually made upon the maturity of any NicSand Note in respect of the NicSand Shares PLUS (iv) the amount of any intercompany debt owing from NicSand to Blue Coral, up to an aggregate of $2,293,536, which is actually received by Blue Coral in cash, simultaneously with such closing, or pursuant to principal payments actually made upon the maturity of the NicSand Note, and (y) any other Losses incurred by Blue Coral, the Parent or any of their respective Affiliates arising out of or relating in any way to the termination or modification of any of the commercial arrangements between Blue Coral and NicSand which are in existence, or are alleged by Sandusky to be in existence, on the date hereof, including any such arrangements described in Paragraphs 8, 9 and 10 of the letter attached hereto as EXHIBIT 8.3(f) (such Losses, the "NicSand Losses"). Such Indemnification and Escrow Agreement will also provide that (A) Adelman will have the right to conduct and consummate all negotiations with Sandusky with respect to the buy/sell arrangements under the NicSand Agreement, and all other matters reasonably related thereto, subject, in all cases, to the Parent's reason able review and supervision of such negotiations, (B) any portion of the NicSand Escrow Amount released to the Blue Coral Stockholders shall be released with any interest earned thereon in accordance with the provi sions of such escrow agreement, (C) immediately following a Sandusky Purchase, such escrow agent shall release to the Parent an amount equal to the Shortfall (it being understood that for purposes of computing the amount of the Shortfall under this clause (C) only, any NicSand Note delivered upon such Sandusky Purchase shall be deemed to have been paid in full), (D) immedi ately following a NicSand Purchase, such escrow agent shall release to the Parent an amount equal to the excess, if any, of (1) the sum of (x) the amount paid by the Parent for the NicSand Shares listed on SCHEDULE 4.1(C) hereto PLUS (y) any NicSand Losses for which the Parent is then entitled to indemnification under such Indemnification and Escrow Agreement over (2) the NicSand Amount and (E) immediately following a payment to the Parent under clause (C) or clause (D) of this Section 8.3(f), and from time to time thereafter, the escrow agent shall release to the Blue Coral Stockholders' Representative any portion of the NicSand Escrow Amount then in escrow that exceeds the sum of (1) the then unpaid principal of any NicSand Note PLUS (2) an amount equal to the total Losses, if any, that the Parent reasonably determines may arise thereafter under clause (y) of this Section 8.3(f).

                  8.2 ADDITIONAL CONDITIONS TO THE OBLIGATION OF BLUE CORAL. The obligation of Blue Coral to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) The Parent and the Subsidiary shall each have performed each of the respective obligations to be performed by it hereunder on or prior to the Closing.

                  (b) The representations and warranties of the Parent and the Subsidiary set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and the representations and warranties of the Parent and the Subsidiary contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case when made and, unless such representation or warranty is made as of a specific date, at and as of the Effective Time as if made at and as of such time.

                  (c) Blue Coral shall have received a certificate, dated the Closing Date, of the President or any Vice President of the Parent to the effect that the conditions specified in paragraphs (a) and (b) of this Section 8.2 have been fulfilled.

                  (d) Blue Coral shall have received the opinion of Debevoise & Plimpton, special counsel to the Parent and the Subsidiary, substantially in the form attached hereto as EXHIBIT 8.2(d).

                  (e) If requested to do so, the Parent shall have made available funds equal to the Blue Coral Expense Amount so as to enable Blue Coral to pay all or any portion of such Blue Coral Expense Amount.

                  (f) The Parent and the Blue Coral Stockholders shall have entered into a Registration Rights Agreement substantially in the form attached hereto as EXHIBIT 8.2(f).

                  8.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT AND THE SUBSIDIARY. The obligations of the Parent and the Subsidiary to effect the Merger are also subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) Blue Coral and each of the Blue Coral Stock holders shall have performed each of its respective obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

                  (b) The representations and warranties of Blue Coral and the Blue Coral Stockholders contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and the representations and warranties of Blue Coral and the Blue Coral Stockholders contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Effective Time as if made at and as of such time.

                  (c) Blue Coral shall not have received notice from the holder or holders of more than 2% of the Outstanding Blue Coral Shares that such holder or holders have exercised or intend to exercise its or their appraisal rights under Section 262 of the GCL.

                  (d) The Parent shall have received a certificate, dated the Closing Date, of Adelman, as the Chief Executive Officer of Blue Coral, to the effect that the conditions specified in paragraphs (a), (b) and
         (c) of this Section 8.3 have been fulfilled.

                  (e) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges the consummation of the Merger or seeks to impose material limitations on the ability of the Parent to exercise full rights of ownership of any of the material assets or business of Blue Coral or seeks material damages from the Parent in connection with such ownership.

                  (f) At least five Business Days prior to the Closing Date, Blue Coral shall have delivered a statement, in form and substance reasonably satis factory to the Parent, setting forth Blue Coral's good faith calculation of each of the Blue Coral Expense Amount, the Uncollected Amount, the Estimated 338 Amount, the Special Obligation Payment Amount and the Transaction Costs as of the Closing Date, together with reasonable supporting documentation with respect to such calculations (such statement, the "Blue Coral Statement").

                  (g) The Parent shall have received evidence, in form and substance reasonably satisfactory to the Parent, that Blue Coral has fully satisfied and discharged all of its obligations under the Blue Coral Deferred Compensation Plan.

                  (h) All of the consents listed on SCHEDULE 6.3 hereto shall have been obtained.

                  (i) Blue Coral and J&W Adelman, Ltd. shall have entered into a lease agreement, in form and substance satisfactory to the Parent, with respect to the Valley
         Belt Property.

                  (j) The Parent and the Subsidiary shall each have received the opinion of (I) Baker & Hostetler, counsel to Blue Coral and the Blue Coral Stockholders, in substantially the form attached hereto as EXHIB-IT 8.3(J)(I) AND (II) an opinion of counsel to BCI, in form and substance reasonably satisfactory to the Parent, opining as to the due incorporation, good standing, and the absence of conflicts between the transactions contemplated by this Agreement and the material agreements to which BCI is a party.

                  (k) Blue Coral shall have received an irrevocable and unconditional release from Michael Moshontz, in the form attached hereto as EXHIBIT 8.3(k) (such release, the "Moshontz Release").

                  (l) Blue Coral shall have entered into an employment and non-competition agreement, in form and substance satisfactory to the Parent, with each of Brian Sokol (such agreement the "Sokol Employment Agreement"), Joel Adelman, Ron Peterson and John Lai; it being understood and agreed that the Sokol Employment Agreement will provide, among other things, for a restricted stock grant to Brian Sokol of the number of shares withheld from the Blue Coral Stockholders pursuant to
         Section 3.1(d) hereof (or the equivalent), the terms and conditions of such grant to be agreed to by the Blue Coral Stockholders' Representative and Sokol.

                  (m) Adelman shall have entered into a standstill agreement, in the form attached hereto as EXHIBIT 8.3(m), with respect to his acquisition and ownership of Parent Capital Stock.

                  (n) Adelman shall have purchased all of the shares of Blue Coral Common Stock identified on SCHEDULE 4.3 hereto as being owned by the Selling Stockholders.

                  (o) All of the indebtedness reflected on SCHEDULE 8.3(O) hereto shall have been repaid in full (using funds supplied by the Parent) and all of the agreements and instruments relating to such indebtedness, including all security agreements, filings and related instruments, shall have been terminated without further obligation to Blue Coral or any Blue Coral Subsidiary to the satisfaction of the Parent.

                  (p) Blue Coral shall have received from Adelman an amount equal to all premium payments made by Blue Coral with respect to the Adelman Policies that are reflected on the Blue Coral Balance Sheet or which were paid by Blue Coral after December 31, 1995 and Blue Coral shall have been irrevocably and unconditionally released, in form and substance reasonably satisfactory to the Parent, from any obligation to make any such premium payments in the future with respect to the Adelman Policies.

                  (q) The Parent shall have received certificates from Blue Coral dated the Closing Date and sworn to under penalty of perjury, to the effect that it is not a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code, each such certificate to be in form set forth in the Treasury regulations.

                  (r) Each Blue Coral Stockholder shall have furnished a certification of non-foreign status, as described in Treasury Regulations ss.1.1445-2(b)(2).

                  (s) The Blue Coral Stockholders shall have delivered to Parent at or before the Closing three completed copies of Form 8023-A as prepared by the Parent and signed by each Blue Coral Stockholder in accordance with Section 13.2(b).

                  (t) The Amended and Restated Agreement by and between Blue Coral and Airosol Company, dated May 29, 1996, shall be in full force and effect.

                                   ARTICLE IX

                                     CLOSING
                                     -------

                  9.1 TIME AND PLACE. The Closing shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, N.Y. 10022, at 10:00 a.m., local time, on June 27, 1996, or on such other date as Blue Coral and the Parent may agree.

                  9.2 FILINGS AT THE CLOSING. At the Closing, the Parent and Blue Coral shall cause the Certificate of Merger to be filed and recorded in accordance with the provisions of Sections 103 and 251 of the GCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective. In addition, at the Closing, the Parent shall deliver the Escrow Deposit to the Escrow Agent in accordance with Sec tion 3.1(b) hereof and the Escrow Agreement.

                  9.3 ADDITIONAL TRANSACTION AT THE CLOSING. At the Closing, Adelman shall sell the Remaining BCI Shares to Quaker State, free and clear of all Liens, and Quaker State shall purchase such Remaining BCI Shares for $693,000.

                                    ARTICLE X

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
             -----------------------------------------------------

                  The representations and warranties and covenants contained in this Agreement or any representations and warranties contained in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing and continue in effect for two years thereafter except that
(i) the representations and warranties made under Sections 4.10(e), 4.14 and
4.21 hereof shall continue to survive and remain in effect through the date that is 30 days after the expiration of the statute of limitations applicable to the subject matter thereof, including all extensions and waivers thereof, (ii) the representations and warranties made under Section 4.22 hereof shall survive the Closing and continue in effect for three years after the Closing Date, (iii) the representa tions and warranties in Sections 4.1(c), 4.10(d), 4.17(b), 4.17(c), 4.26, 4.27(a), 4.27(b) and 4.29 hereof shall survive indefinitely, (iv) all covenants with respect to Tax matters shall survive and remain in effect through the date that is 30 days after the expiration of the statute of limitations applicable to the subject matter thereof and (v) all covenants under Sections 4.10(d), 4.29, 7.10 and 7.11 hereof shall survive the Closing and continue in effect indefinitely. Unless specified otherwise in this Agreement, the agreements contained in this Agreement (including the agreements contained in Article XI hereof) or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing and continue in effect indefinitely. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty or covenant.

                                   ARTICLE XI

                                 INDEMNIFICATION
                                 ---------------

                  11.1 INDEMNIFICATION BY BLUE CORAL STOCKHOLDERS. Notwithstanding the Closing and subject to the limitations set forth herein (including, without limitation, Section 11.4(c) hereof), the Blue Coral Stockholders, jointly and severally, covenant and agree to defend, indemnify and hold harmless the Parent, its Affiliates (including, without limitation, the Surviving Corporation and the Blue Coral Subsidiaries following the Effective
Time) and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the "Parent Indemnitees") from and against, and pay or reimburse each such Person for, any and all claims, liabilities, obligations, losses (including the loss of any Tax asset), fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise, and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

                  (a) (i) any breach of any covenant or agreement made by Blue Coral or any Blue Coral Stockholder under this Agreement or in any schedule hereto or any certificate, document or other instrument delivered in connection herewith or (ii) any breach or inaccuracy of any representation or warranty of Blue Coral or any Blue Coral Stock holder under this Agreement (other than the representations and warranties in Sections 4.17(b), 4.17(c), 4.21(c) and 4.26) or in any schedule hereto or any certificate, document or other instrument delivered in connection herewith (in the case of any such representation or warranty, without taking into account any qualification as to materiality or Material Adverse Effect contained in such representation or warranty);

                  (b) any breach or inaccuracy of any representa tion or warranty of Blue Coral or any Blue Coral Stockholder in Sections 4.17(b), 4.17(c), 4.21(c) or 4.26 or the schedules relating thereto (without taking into account any qualification as to materiality or Material Adverse Effect contained in such representation or warranty);

                  (c) to the extent not included in the computation of Base Consideration, any claim, liability or obligation of any kind relating to (A) the Moshontz Agreements or the Sokol Agreement, (B) any Excess Transaction Cost Amount, (C) the Blue Coral Deferred Compensation Plan, (D) any Household Special Obligation or (E) any of the liabilities, obligations or commitments referred to in clause (vi) of Section 1.17 hereof, including without limitation under the separation agreements set forth on SCHEDULE 1.17 hereto;

                  (d) any failure of any Blue Coral Stockholder to perform its obligations, when due, under Sec-tion 7.11(b) hereof;

                  (e) any failure of any debt of a Blue Coral Subsidiary owed to Blue Coral prior to or as of the Effective Time to be respected as such for Tax purposes;

                  (f) any unpaid Tax enumerated on Schedule 4.21(a) that remains outstanding on the Closing Date to the extent the aggregate amount of such Taxes exceeds the aggregate amount of the reserves for such Taxes reflected on the Blue Coral Balance Sheet; and

                  (g) any claim, liability or obligation of Blue Coral for Taxes arising from its membership in any affiliated group prior to January 1, 1987.

                  11.2 INDEMNIFICATION BY THE PARENT AND THE SURVIVING CORPORATION. Notwithstanding the Closing and subject to the limitations set forth herein, the Parent and the Surviving Corporation, jointly and severally, covenant and agree to defend, indemnify and hold harmless each Blue Coral Stockholder, their respective Affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person from and against, and pay or reimburse each such Person for, any and all Losses resulting from or arising out of (a) any breach of any covenant or agreement made by or on behalf of the Parent or the Subsidiary under this Agreement or in any schedule hereto or any certificate, document or other instrument delivered in connection herewith or any (b) breach or inaccuracy of any representation or warranty of the Parent or the Subsidiary under this Agreement or in any schedule hereto or any certificate, document or other instrument delivered in connection herewith (in the case of any such representation or warranty, without taking into account any qualification as to materiality or Material Adverse Effect contained in such representation or warranty).

                  11.3 LIMITATION ON INDEMNITY OBLIGATION. (a) Notwithstanding anything in Section 11.1 or 11.2 hereof to the contrary, to the extent indemnification is sought under Section 11.1(a)(ii) or 11.2(b) hereof, the Blue Coral

Stockholders or the Parent and the Surviving Corporation, as the case may be, shall be required to provide indemnifica tion only to the extent the aggregate amount of Losses arising under Section 11.1(a)(ii) or 11.2(b) hereof, as the case may be, exceeds $750,000, and not for any amounts up thereto.

                  (b) Notwithstanding anything in Section 11.1 or 11.2 hereof to the contrary, the aggregate amount payable by the Blue Coral Stockholders, on the one hand, or by the Parent and the Surviving Corporation, on the other, under Sections 11.1(a)(ii), 11.1(e) or 11.2(b) hereof, as the case may be, with respect to all Losses arising under such Sections, shall not exceed $15,000,000.

                  (c) The amount of any Loss for which indemni fication is provided under this Article XI shall be net of any Tax benefits actually realized by the Indemnified Party as a result thereof, and shall be increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder. Any indemnity payment under this Agreement shall be treated as an adjustment to the Base Consideration for Tax purposes, unless the Parent receives an opinion of a law firm of nationally recognized standing to the effect that there is not substantial authority for such treatment. Any indemnity under this Article XI in respect of a Loss that is deduc tible shall be further increased to take account of any present or future Tax cost arising from the loss of depre ciation pursuant to any such adjustment to Base Considera tion. This increase shall be equal to the sum of each "lost" depreciation deduction multiplied by the current (at the time of the adjustment) maximum combined federal, state and local income tax rate applicable to corporations (taking into account only states and localities in which Blue Coral is then subject to income tax), discounted to present value using a discount rate equal to the United States Treasury Bill rate and using annual compounding, taking into account the year in which each such depreciation deduction would otherwise have been allowed.

                  (d) The indemnification provisions of this Article XI shall be the sole and exclusive remedy of the parties against one another with respect to any claim for monetary relief based upon or arising out of this Agreement.

                  (e) To the extent any Parent Indemnitee is seeking indemnification solely in respect of the breach of any representation or warranty, such Parent Indemnitee shall be entitled to indemnity only for those Losses as to which such Parent Indemnitee has given written notice thereof to the Blue Coral Stockholders' Representative prior to the termination of the applicable survival period for such representation or warranty applicable to such Loss pursuant to Article X hereof. Such Parent Indemnitee may at its option give notice under this Section 11.3(e) as soon as it has become aware of a potential claim in respect of any breach of such representation or warranty, regardless of whether any Losses have been suffered, so long as such Parent Indemnitee shall in good faith determine that such potential claim is not frivolous or that such Parent Indemnitee may be liable or otherwise incur Losses as a result of such claim or otherwise and shall give written notice of such claim to the Blue Coral Stockholders' Representative. Any written notice delivered by such Parent Indemnitee pursuant to this Section 11.3(e) shall set forth with reasonable specificity the basis of the claim for Losses and, if practicable, an estimate of the amount thereof.

                  11.4 CLAIMS ON ESCROW DEPOSIT; RELEASE OF PARENT CAPITAL STOCK. (a) Without limiting the obligations of the Blue Coral Stockholders under this Article XI, in the event that any Parent Indemnitee shall be entitled to indemnifi cation for any Loss under Section 11.1 hereof at any time prior to the Escrow Date (as defined in the Escrow Agreement), the Parent, on behalf of the Parent Indemnitee, shall, before pursuing any other monetary remedy, make a claim on the Escrow Deposit in accordance with the provisions of the Escrow Agreement.

                  (b) Within 10 Business Days following the second anniversary of the Closing Date, the Escrow Agent shall, subject to any limitations in the Escrow Agreement, deliver to the Blue Coral Stockholders' Representative, on behalf of the Blue Coral Stockholders, a stock certificate evidencing the number of shares of Parent Capital Stock equal to the number of shares of Parent Capital Stock then comprising the Escrow Deposit under the Escrow Agreement.

                  (c) Notwithstanding anything in this Article XI to the contrary, in the event that any Parent Indemnitee is entitled to indemnification under this Article XI at any time after the Escrow Date, no Blue Coral Stockholder (other than the Adelman Family Stockholders) shall have any indem nification obligation with respect thereto, PROVIDED that the Adelman Family Stockholders shall thereafter remain, jointly and severally, obligated to indemnify all Parent

Indemnitees pursuant to this Article XI, subject to the applicable limitations set forth in Section 11.3 hereof.

                  11.5 THE BLUE CORAL STOCKHOLDERS' REPRESENTATIVE. Notwithstanding anything in this Agreement to the contrary, all rights of the Blue Coral Stockholders under this Article XI shall be exercisable exclusively by Adelman, and the Parent and the Surviving Corporation shall be entitled to deal exclusively with Adelman in respect of all such rights, including, without limitation, the giving of all notices pursuant to Section 11.6 hereof. Adelman shall be referred to herein as the "Blue Coral Stockholders' Representative".

                  11.6 THIRD-PARTY CLAIMS. In the case of any claim (a "Claim") asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemni fied Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indem nity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party,
(ii) the Indemnified Party may partici pate in such defense at such Indemnified Party's expense, (iii) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemni fying Party is materially damaged as a result of such failure to give notice and (iv) the Indemnifying Party shall not agree to any reallocation of purchase price to the assets of Blue Coral pursuant to any agreement with any third party without the prior written consent of the Parent. Notice to the Blue Coral Stockholders' Representative pursu ant to this Section 11.6 shall constitute actual notice to all Blue Coral Stockholders. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnify ing Party might be expected to affect adversely the Indemni fied Party's Tax liability or the ability of the Surviving Corporation to conduct the business of the Surviving Cor poration and the Blue Coral Subsidiaries, taken as a whole, as presently conducted, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemni fying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. Notwithstanding the foregoing, the Indemnifying Party shall still provide indemnification to the Indemnified Party. In any event, the Indemnifying Party and the Indem nified Party shall cooperate in the defense of any claim or litigation subject to this Section 11.5 and the records of each shall be available to the other with respect to such defense.

                                   ARTICLE XII

                               TERMINATION RIGHTS
                               ------------------

                  12.1 TERMINATION. This Agreement may be termi nated at any time prior to the Effective Time:

                  (a)  by mutual consent of the Parent and Blue
         Coral;

                  (b) by either the Parent or Blue Coral if the Merger shall not have been consummated on or before November 30, 1996; PROVIDED, HOWEVER, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation of this

         Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date;

                  (c) by the Parent, if Blue Coral or any of the Blue Coral Stockholders shall have materially breached any of its respective covenants herein or if Blue Coral or any of the Blue Coral Stockholders shall have made a material misrepresentation;

                  (d) by Blue Coral, if either the Parent or the Subsidiary shall have materially breached any of its covenants herein or if either the Parent or the Subsidiary shall have made a material misrepresentation herein; or

                  (e) by either the Parent or Blue Coral, if any court of competent jurisdiction or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable.

                  12.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination and abandonment of the Merger by the Parent or Blue Coral pursuant to Section 12.1 hereof, notice thereof shall forthwith be given to Blue Coral or the Parent, respectively, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. The Subsidiary and each of the Blue Coral Stockholders agree that any termination by the Parent or Blue Coral and the Blue Coral Stockholders' Representa tive, respectively, shall be conclusively binding upon it, whether given expressly on its behalf or not. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by any other party of any covenant or agreement contained in this Agreement, and except that the provisions of Sections 7.6 and 14.3 hereof shall survive such termination.









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



                                  ARTICLE XIII

                                   TAX MATTERS
                                   -----------

                  13.1 ELECTION. The Parent shall, and the Blue Coral Stockholders shall, join in all Section 338(h)(10) Elections. Notwithstanding any other provisions of this Article XIII, a Section 338(h)(10) Election shall be made only as to Blue Coral and shall not be made as to any Subsidiary, and no election will be made under Section 338 of the Code as to Blue Coral other than under Section 338(h)(10) of the Code.

                  13.2 FORMS. (a) The Parent shall be responsible for the preparation of all forms and schedules required to be filed in connection with the Section 338(h)(10) Elections ("SECTION 338 FORMS"), including IRS Form 8023-A and all attachments required to be filed therewith pursuant to applicable Treasury Regulations ("FORM 8023"). The Blue Coral Stockholders' Representative and the Parent shall cooperate in drafting and finalizing the Section 338 Forms. The Parent shall be responsible for filing the Section 338 Forms with the proper taxing authorities, PROVIDED that the Blue Coral Stockholders shall be responsible for filing any Section 338 Form that must be filed with a Tax return required to be filed by Blue Coral Stockholders or their Affiliates.

                  (b) For the purpose of executing Form 8023, prior to the signing of this Agreement Parent shall have furnished the Blue Coral Stockholders' Representative with four copies (three for the Parent and one for the Blue Coral Stock holders) of Form 8023 prepared by the Parent, including thereon all information other than (i) the consideration paid for the Blue Coral Stock, (ii) the liabilities of Blue Coral on the acquisition date, (iii) the acquisition date and (iv) the allocation of the purchase price among the Blue Coral assets. The Parent and the Blue Coral Stockholders' Representative shall agree upon the form and content of such Form 8023, and at the signing of this Agreement the Blue Coral Stockholders' Representative shall deliver to the Parent three copies of such Form 8023 executed by each Blue Coral Stockholder, and the Parent shall deliver to the Blue Coral Stockholders' Representative one copy of such Form 8023 executed by the proper party on behalf of the Parent. Prior to the Closing Date, the Parent shall furnish to the Blue Coral Stockholders' Representative a supplement to the previously executed Form 8023 containing the information referred to in (i) and (iii) above (using for purposes of

(i) the Base Consideration), which supplement shall be made a part of the Form 8023 unless the Blue Coral Stockholders receive an opinion of a law firm of nationally recognized standing to the effect that there is no reasonable basis for such supplement as so filled out.

                  (c) The Parent shall prepare (i) any corrections, amendments or supplements to the Form 8023 as executed by the Parent and the Blue Coral Stockholders pursuant to Sec tion 13.2(b) hereof, including reflecting any adjustments to the consideration paid for the Blue Coral Common Stock and the liabilities of Blue Coral on the Closing Date, and (ii) any state or local reports or forms that are necessary or appropriate for purposes of complying with the require ments for making the Section 338(h)(10) Elections (each an "ADDITIONAL SECTION 338 FORM"). The Blue Coral Stock holders' Representative and the Parent shall cooperate in drafting and making final each Additional Section 338 Form. At least 30 days prior to the latest date for the filing of each Additional Section 338 Form, the Parent shall furnish the Blue Coral Stockholders' Representative with four copies of such Additional Section 338 Form (three for the Parent and one for the Blue Coral Stockholders' Representative) prepared by the Parent and shall notify the Blue Coral Stockholders' Representative of the latest date for the filing of such Additional Section 338 Form. At least 15 days prior to the latest date for the filing of each Additional Section 338 Form, the Parent and the Blue Coral Stockholders' Representative shall agree upon the final form and content of such Additional Section 338 Form, and the Blue Coral Stockholders' Representative shall deliver to the Parent three copies of such Additional Section 338 Form executed by each of the Blue Coral Stockholders. In the event of failure to agree, any such Additional Section 338 Form shall be filled out as determined by Parent unless the Blue Coral Stockholders receive an opinion of a law firm of nationally recognized standing to the effect that there is no reasonable basis for such Additional Section 338 Form as so filled out. Notwithstanding the foregoing, with regard to any issue the resolution of which in the favor of the Parent would increase the Tax liability of the Blue Coral Stockholders or the indemnity obligation of the Blue Coral Stockholders under this Agreement, such issue shall be resolved pursuant to the Tax Dispute Resolution Mechanism. The Parent shall cause each such Additional Section 338 Form to be executed by the proper party on behalf of the Parent, shall deliver to the Blue Coral Stockholders' Representative one executed copy of such Additional Section 338 Form and shall file such Additional Section 338 Form with the applic able Taxing authority.

                  13.3 ALLOCATION. (a) On or before the fifteenth day of the seventh month beginning after the month that includes the Closing Date, the Parent shall provide to the Blue Coral Stockholders' Representative an allocation of the purchase price for the deemed sale of assets resulting from the making of the Section 338(h)(10) Elections, together with a report or reports in support of such allocation pre pared by the valuation services group of Coopers & Lybrand or any other firm or firms of independent appraisers of nationally recognized reputation selected by the Parent, the fees and expenses of which shall be borne by the Parent, setting forth the estimated fair market values of the assets of Blue Coral. The allocations provided herein shall be reflected in an Additional Section 338 Form filed with the IRS on or before the fifteenth day of the ninth month beginning after the month that includes the Closing Date. A disagreement regarding the allocation of the purchase price shall be resolved pursuant to the Tax Dispute Resolution Mechanism if resolution of such disagreement in favor of the Parent would increase the Tax liability of the Blue Coral Stockholders or the indemnity obligation of the Blue Coral Stockholders under this Agreement. Notwithstanding any of the foregoing, if Sandusky purchases the NicSand Shares the allocation of purchase price to the NicSand Shares owned by Blue Coral on the Closing Date shall not be less than the amount paid by Sandusky for such NicSand Shares.

                  (b) TAX DISPUTE RESOLUTION MECHANISM. Any dispute to be resolved pursuant to the "TAX DISPUTE RESOLUTION MECHANISM," shall be resolved as follows: (i) the Parent and the Blue Coral Stockholders' Represen tative will in good faith attempt to negotiate a prompt settlement of the dispute; (ii) if they are unable to negotiate a resolution of the dispute within 15 days, the dispute will be submitted to the valuation services group of Ernst & Young or any other firm of independent appraisers of nationally recognized reputation agreed upon by the Parent and the Blue Coral Stockholders' Representative (the "Arbitrator"); (iii) the Parent and the Blue Coral Stock holders' Representative will present their arguments and submit the proposed amount of each item in dispute to the Arbitrator within 15 days after submission of the dispute to it;
(iv) the Arbitrator shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax law and the provisions of this Agreement, by selecting, for each item in dispute, the proposed amount for such item submitted by either the Parent or the Blue Coral Stock holders' Representative within 25 days after the parties have presented their arguments to the Arbitrator, whose decision shall be final, conclusive and binding on the Parent and the Blue Coral Stockholders; and (V) if a dispute shall not be resolved on or before the date that is three business days prior to the latest date on which the applicable Additional Section 338 Form may be filed under applicable Tax law, then the Additional Section 338 Form shall be filed on or prior to such date reflecting all the disputed items that have been resolved in the manner so resolved and the unresolved items shall be reflected as submitted by the Parent in clause (iii) above. An Amendment to such Additional Section 338 Form shall be filed after resolution by the Arbitrator of the remaining unresolved items. The fees and expenses of the Arbitrator in resolving a dispute will be borne equally by the Blue Coral Stock holders and the Parent.

                  13.4 MODIFICATION; REVOCATION. The Parent and the Blue Coral Stockholders agree that none of them shall, or shall permit any of their Affiliates to, take any action to modify the Section 338 Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Elections following the filing of the Section 338 Forms, without the written consent of the Blue Coral Stockholders' Representative and the Parent, as the case may be.

                  13.5 CONSISTENT TREATMENT. The Parent and the Blue Coral Stockholders shall, and shall cause their respective Affiliates to, file all Tax returns in a manner consistent with the information contained in the Section 338 Forms and the Additional Section 338 Forms as filed and the allocations provided pursuant to section 13.3.

                  13.6 TAXES AND EXPENSES RESULTING FROM ELECTIONS. Notwithstanding any other provision of this Agreement other than the provisions of the next sentence, the Blue Coral Stockholders shall be responsible for (and Blue Coral shall have no responsibility for) all Taxes imposed by any Governmental Authority that is or should be listed on Schedule 4.21(d) resulting from the making of the Section 338(h)(10) Elections with respect to the Merger incurred by Blue Coral, including, without limitation, such Taxes on built-in gain under Section 1374(a) of the Code and such Taxes of the Blue Coral Stockholders paid by Blue Coral (the "Section 338 Taxes"), and all Taxes imposed upon the Blue Coral Stockholders by virtue of their ownership of Blue Coral Common Stock on the Closing Date except as provided in the next sentence. Blue Coral shall be responsible for (and the Blue Coral Stockholders shall have no responsibility for) all Taxes imposed on it by any Governmental Authority not referred to in the preceding sentence (an "Other Govern mental Authority") attributable to the making of a Section 338(h)(10) Election with respect to the Merger ("Excluded Taxes"), and the Parent shall indemnify the Blue Coral Stockholders for Taxes imposed on them by any Other Govern mental Authority attributable to the making of a Section 338(h)(10) Election with respect to the Merger to the extent such Taxes are greater than they would have been had such Section 338(h)(10) Election not been made. Prior to the Closing, Parent and the Blue Coral Stockholders shall estimate the amount of the Section 338 Taxes (the "Estimated 338 Taxes") for purposes of calculating the Base Considera tion. If the Section 338 Taxes are greater or less than the Estimated 338 Taxes, the Blue Coral Stockholders shall pay such excess to Parent or Parent shall repay such deficiency to the Blue Coral Stockholders' Representative, as the case may be, in either case as an adjustment to Base Considera tion. Notwithstanding any other provision of this Agree ment, the Parent and its Affiliates (including Blue Coral and its subsidiaries following the Closing), on the one side, and the Blue Coral Stockholders and its Affiliates (following the Closing), on the other side, shall bear their respective administrative, appraisal, legal, accounting and similar expenses resulting from the making of the Sec tion 338(h)(10) Elections.

                  13.7 OTHER TAX MATTERS. The Blue Coral Stock holders' Representative shall cause to be prepared and filed all Tax returns (or amendments thereto) of Blue Coral and the Blue Coral Subsidiaries for Tax periods of Blue Coral and the Blue Coral Subsidiaries ending before or on the Closing Date that are either (a) required to be filed on or prior to the Closing Date or (b) are income tax returns (or amendments thereto) (the "Stockholder Returns"). The Parent shall cause to be prepared and filed all other Tax returns of Blue Coral and the Blue Coral Subsidiaries for Tax periods beginning before the Closing Date (the "Parent Returns"). The Blue Coral Stockholders shall pay (and Blue Coral shall have no responsibility for) all Taxes incurred by Blue Coral and the Blue Coral Subsidiaries in respect of the Stockholder Returns or the Parent Returns (i) that under applicable Tax law are Taxes of the Blue Coral Stockholders payable by Blue Coral even if Blue Coral is required under applicable Tax law to pay such Taxes or (ii) that the Blue Coral Stockholders are obligated to pay or indemnify against pursuant to Article XI, Section 7.8 or
Section 13.6., and

Blue Coral shall pay (and the Blue Coral Stockholders shall have no responsibility for) any other Taxes that under applicable Tax law are Taxes of Blue Coral and the Blue Coral Subsidiaries in respect of the Stockholder Returns or in respect of the Parent Returns. In the case of a Parent Return for a Tax period that begins before and ends after the Closing Date for which the Blue Coral Stockholders have any liability or obligation hereunder to pay or reimburse the Parent for the Taxes applicable to such Parent Return, such liability or obligation of the Blue Coral Stockholders shall be computed, to the extent practicable, as if the Tax period of Blue Coral for such period ended on the Closing Date and without regard to the inclusion in such Parent Return of Tax attributes of the Parent or any of its other Affiliates. The Blue Coral Stockholders' Representative, Blue Coral and the Parent shall cooperate with each other and act in good faith in connection with the preparation and filing of the Stockholder Returns and the Parent Returns and shall give one another the opportunity to comment on any such Tax return. The Blue Coral Stockholders' Representative shall notify the Parent, on the one hand, and the Parent shall notify the Blue Coral Stockholders' Representative, on the other hand, promptly of any audit, investigation or written inquiry by any Tax authority as to any Stockholder Return or any Parent Return that could affect any Stockholder Return. The Blue Coral Stockholders' Representative, at the expense of the Blue Coral Stock holders, may control or participate in to the extent they desire any proceedings by a Tax authority with respect to a Stockholder Return, provided that, the Blue Coral Stock holders shall not agree with any Tax authority to a reallocation of purchase price among the assets of Blue Coral without the prior express written consent of Parent. Neither Blue Coral nor the Parent nor any other Affiliate of the Parent shall (i) file or cause the filing of an amended Stockholder Return or otherwise agree to any Tax adjustments with respect to any Stockholder Return or (ii) agree to an extension of the statute of limitations applicable to any Stockholder Tax Return, in either case without the prior express written consent of the Blue Coral Stockholders' Representative.

                                   ARTICLE XIV

                                OTHER PROVISIONS
                                ----------------

                  14.1 AMENDMENT AND MODIFICATION. Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by mutual written agreement of the Parent, the Subsidiary, Blue Coral and each of the Blue Coral Stock holders owning of record in the aggregate a majority of the issued and outstanding shares of Blue Coral Common Stock.

                  14.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Parent or the Subsidiary, on the one hand, or, Blue Coral or the Blue Coral Stockholders on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Blue Coral or the Parent, respec tively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14.2. The Subsidiary hereby agrees that any consent or waiver of com pliance given by the Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not. Each of the Blue Coral Stockholders hereby agrees that any consent or waiver of compliance given by Blue Coral hereunder shall be conclusively binding upon them, whether given expressly on their behalf or not.

                  14.3 CONFIDENTIALITY. Blue Coral, each Blue Coral Stockholder, the Parent and the Subsidiary shall keep confidential and not use or disclose any information pre viously or hereafter obtained by it pursuant to this Agree ment (the party receiving such information is hereinafter referred to as the "Receiving Party") with respect to the other or such other's parents, subsidiaries, Affiliates or other related entities (the party, or such party's parents, subsidiaries, Affiliates or other related entities, with respect to which the information relates is hereinafter referred to as the "Disclosing Party") in connection with this Agreement and the negotiations preceding this Agreement (such information is hereinafter referred to as the "Confi dential Information"), and the Receiving Party will use such Confidential Information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, the Receiving Party shall either return to the Disclosing Party, without retaining a copy thereof, or destroy any schedules, documents or other written or elec tronically stored information constituting Confidential Information (or prepared based upon such Confidential Information) in connection with this Agreement and the transactions contemplated hereby and the negotiations preceding this Agreement. Without limiting the generality of the foregoing, the Receiving Party shall be permitted to disclose any Confidential Information to such of its Affiliates, officers, directors, employees, agents, lenders and representatives (collectively, "Representatives") as have a need to know such Confidential Information, provided such Representatives shall be informed that disclosure of such Confidential Information by such Representatives would be in contravention hereof and the Receiving Party shall be responsible for any disclosure prohibited hereby by any of its Representatives. Notwithstanding the foregoing, the Receiving Party shall not be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the Disclosing Party, or (ii) is or becomes publicly known other than as a result of the disclosure by the Receiving Party or its Representatives or (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or a self-regulatory body or pursuant to any law or regulation in any jurisdiction (provided the Disclosing Party is given reasonable prior written notice), or (iv) is developed by the Receiving Party independently of, and is not based upon, the Confidential Information.

                  14.4 LEGEND. Each certificate representing shares of Parent Capital Stock issued to any Blue Coral Stockholder shall bear upon its face the following legends:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION AND IN EACH CASE IS OTHERWISE IN COMPLIANCE WITH THE ACT AND SUCH LAWS."

The above legend shall be removed, at the Parent's expense, from any shares of Parent Capital Stock issued to and held by any Blue Coral Stockholder upon (i) the expiration of the three year period (or if Rule 144 under the Act is modified to decrease the holding period described in paragraph (k) of Rule 144, such shorter period specified in paragraph (k) as so modified or contained in any successor provision) beginning on the date hereof, except where such Blue Coral Stockholder is an affiliate of the Parent, (ii) the sale of any such shares pursuant to registration of such shares under the Securities Act or (iii) the Parent's receipt of an opinion, in form and substance satisfactory to the Parent, that registration under the Securities Act is not required with respect to any future sale of such shares by such Blue Coral Stockholder.

                  14.5 BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party to this Agreement without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, the Parent and the Subsidiary may assign their respective rights and obligations under this Agreement to any of their respective Affiliates, PROVIDED that any such assignment shall not relieve the Parent or the Subsidiary, as the case may be, from any of its obligations under this Agreement.

                  14.6 NO THIRD-PARTY BENEFICIARIES. Except as provided in
Section 11.1 hereof with respect to indemni fication, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.

                  14.7 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver or consent is sought.

                  14.8 HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or

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affect the meaning or construction of the provisions of this
Agreement.

                  14.9 CHOICE OF LAW. The construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its principles of conflict of laws, except insofar as the laws of the state of Delaware are mandatorily applicable to the Merger, and the state and federal courts of New York shall have exclusive jurisdiction over any controversy or claim arising out of or relating to this Agreement.

                  14.10 NOTICES. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:

         To Blue Coral or to the Blue Coral
           Stockholders' Representative:

                  Blue Coral, Inc.
                  1215 Valley Belt Road
                  Cleveland, OH 44131-1415

                  Attention: Mr. Sheldon G. Adelman
                  Phone: 216-351-3000
                  Fax:   216-351-6989

         With a copy to:

                  Baker & Hostetler
                  1900 East Ninth Street
                  3200 National City Center
                  Cleveland, OH 44114-3485
                  Attention:  Robert G. Markey
                  Phone: 216-621-0200
                  Fax:   216-696-0740

         To the Parent or the Subsidiary:

                  Quaker State Corporation
                  225 East John Carpenter Freeway
                  Irving, TX  75062
                  Attention:  Secretary
                  Phone:  214-868-0400
                  Fax:    214-868-0440

         With a copy to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York  10022
                  Attention:  Richard D. Bohm
                  Phone:  212-909-6226
                  Fax:    212-909-6836

or to such other Person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received
(w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

                  14.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                            QUAKER STATE CORPORATION

                                            By: /s/ Herbert M. Baum
                                               -----------------------------
                                                  Name: Herbert M. Baum
                                                  Title: Chairman of the Board
                                                  and Chief Executive Officer

                                            QSBC ACQUISITION CORP.

                                            By: /s/ Herbert M. Baum
                                               -----------------------------
                                                  Name: Herbert M. Baum
                                                  Title:


                                            BLUE CORAL, INC.

                                            By: /s/ Sheldon Adelman
                                               -----------------------------
                                               Name:
                                               Title:


                                            /s/ Sheldon Adelman
                                            -----------------------------
                                            Sheldon Adelman


                                            /s/ Carl Glickman
                                            ------------------------------
                                            Carl Glickman


                                            /s/ Michael Turk
                                            ------------------------------
                                            Michael Turk


                                            /s/ Nick Federico
                                            ------------------------------
                                            Nick Federico


                                            /s/ Lawrence Minich
                                            ------------------------------
                                            Lawrence Minich

                                           GST-EXEMPT TRUST FBO
                                              WENDY ADELMAN

                                            By: /s/ Robert G. Markey
                                               ---------------------------
                                               Co-Trustee


                                            By: /s/ Michael G. Turk
                                               ---------------------------
                                               Co-Trustee


                                            /s/ Howard Adelman
                                            ------------------------------
                                            Howard Adelman


                                            /s/ Ronald Peterson
                                            ------------------------------
                                            Ronald Peterson


                                            /s/ Robert Markey
                                            ------------------------------
                                            Robert Markey


                                            /s/ Joel Adelman
                                            ------------------------------
                                            Joel Adelman


                                            /s/ Norton Rose
                                            ------------------------------
                                            Norton Rose